UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to 167;240.14a-12

First Commonwealth Financial Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

FIRST COMMONWEALTH FINANCIAL CORPORATION

601 Philadelphia Street

Indiana, Pennsylvania 15701

Notice of 2014 Annual Meeting of Shareholders

To Our Shareholders:

The 2014 Annual Meeting of Shareholders of First Commonwealth Financial Corporation will be held at First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania 15701 on Tuesday, April 22, 2014, beginning at 3:00 p.m., Eastern Time, to consider and vote on the following matters:

1.	Electing to our Board of Directors the thirteen (13) nominees who are named in the enclosed proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

2.	Ratifying the Audit Committee’s selection of KPMG LLP as our independent registered public accounting firm for 2014;

3.	Approving a non-binding advisory vote on the compensation of our named executive officers; and

4.	Such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 3, 2014 are entitled to receive notice of and vote at the meeting or any adjournment.

We sent shareholders of record at the close of business on March 3, 2014, a Notice of Internet Availability of Proxy Materials on or about March 12, 2014. Instructions on how to receive a printed copy of our proxy materials are included in the notice, as well as in the attached Proxy Statement.

Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card as promptly as possible so that your shares will be represented at the meeting.

March 12, 2014	By Order of the Board of Directors,

Matthew C. Tomb
Secretary

i

PROXY STATEMENT FOR THE

FIRST COMMONWEALTH FINANCIAL CORPORATION

2014 ANNUAL MEETING OF SHAREHOLDERS

GENERAL INFORMATION

We are sending this proxy statement and the accompanying proxy card to you as a shareholder of First Commonwealth Financial Corporation (“First Commonwealth” or the “Company”), in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Company’s offices: First Commonwealth Place, 654 Philadelphia Street, Indiana, Pennsylvania 15701, on Tuesday, April 22, 2014, at 3:00 p.m., local time.

First Commonwealth’s Board of Directors is soliciting proxies for use at the Annual Meeting, or at any postponement or adjournment thereof. Only shareholders of record as of the close of business on March 3, 2014, which we refer to as the record date, will be entitled to vote at the Annual Meeting.

In this proxy statement, the “Company,” “First Commonwealth,” “we,” “our” or “us” all refer to First Commonwealth Financial Corporation and its subsidiaries. We also refer to the Board of Directors of First Commonwealth Financial Corporation as the “Board.”

What matters will be voted upon at the meeting?

At the meeting, you will be asked to consider the following items of business:

•	election to our Board of Directors of the thirteen (13) nominees who are named in this proxy statement to serve until the next annual meeting and until their successors are elected and qualified;

•	ratification of the selection of KPMG LLP as our independent registered public accounting firm for our 2014 fiscal year;

•	approval of a non-binding advisory vote on the compensation of our named executive officers; and

•	any other business that may properly come before the meeting.

Why did I receive a Notice of Internet Availability of Proxy Materials instead of paper copies of the proxy materials?

The Securities and Exchange Commission’s (“SEC”) notice and access rule allows us to furnish our proxy materials over the internet to our shareholders instead of mailing paper copies of those materials to each shareholder. As a result, on or around March 12, 2014 we sent to most of our shareholders by mail or e-mail a notice containing instructions on how to access our proxy materials over the internet and vote online. This notice is not a proxy card and cannot be used to vote your shares. If you received only a notice this year, you will not receive paper copies of the proxy materials unless you request the materials by following the instructions on the notice or on the website referred to on the notice.

We provided some of our shareholders, including shareholders who have previously asked to receive paper copies of the proxy materials and shareholders who are participants in our benefit plans, with paper copies of the proxy materials instead of a notice that the materials are electronically available over the internet.

What does the Notice of Internet Availability of Proxy Materials look like?

You will get a document titled “Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on April 22, 2014” containing instructions on how to access the proxy statement and the 2013 Annual Report over the Internet, how to request a printed copy of these materials, and how to vote your shares.

Who can vote?

Shareholders of record on the record date, which is Monday, March 3, 2014, may vote at the annual meeting. As of the record date, there were 94,207,690 shares of our common stock outstanding.

How does the Board of Directors recommend I vote on the proposals?

The Board of Directors recommends that you vote as follows:

•	“FOR” the election of the thirteen (13) nominees who are named in this proxy statement to the Board of Directors;

•	“FOR” the ratification of the appointment of KPMG LLP as our independent registered public accounting firm; and

•	“FOR” the advisory vote on named executive officer compensation.

What constitutes a quorum to hold the annual meeting?

The presence at the meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum, permitting us to hold the meeting and conduct business. Proxies received but marked as abstentions and broker non-votes (described below under “How do I vote my shares if they are held in the name of my broker?”) will be included in the calculation of the number of votes considered to be present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

Election of Directors:     Directors are elected by a plurality of votes cast. The thirteen (13) nominees who receive the most votes will be elected. Abstentions, broker non-votes and instructions to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as votes against the nominee.

Ratification of Independent Registered Public Accounting Firm:     The ratification of the selection of KPMG as our independent registered public accounting firm for the 2014 fiscal year will be approved if the proposal receives the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions will not be counted as votes cast either for or against the proposal.

Approval of Named Executive Officer Compensation:     The non-binding advisory vote on the compensation of our named executive officers will be approved by the affirmative vote of at least a majority of the votes cast by shareholders present, in person or by proxy, at the meeting. Abstentions and broker non-votes will not be counted as votes cast either for or against the proposal.

How many votes may I cast?

For the election of directors, you are entitled to cast one vote for each share that you held as of the record date for each candidate nominated. Cumulative voting is not permitted.

For each other proposal and any other matter brought before the meeting, you are entitled to one vote for each share that you held as of the record date.

What do I have to do to vote?

You may vote by granting a proxy, or for shares held in street name, by submitting voting instructions to your broker or other nominee. If your shares are held by a broker or other nominee, you will receive instructions that you must follow to have your shares voted. See below for more information on voting your shares if held in the name of your broker.

If you hold your shares as the shareholder of record, you may vote by signing and dating each proxy card you receive and returning it in the enclosed postage paid envelope. You may also submit your proxy over the Internet or by telephone by following the instructions provided on the proxy card.

If you mark the proxy card to show how you wish to vote, your shares will be voted as you direct. If you return a signed proxy card but do not mark the proxy card to show how you wish to vote, your shares will be voted in accordance with the recommendations of the Board of Directors as described above.

In addition, if other matters are properly presented at the annual meeting, the proxy holders are also authorized to vote on such matters as they determine in their sole discretion. As of the date of this proxy statement, we have not received notice of any other matters that may be properly presented at the annual meeting.

How do I vote my shares if they are held in the name of my broker?

If your shares are held by your broker, you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker.

If you do not give instructions to your broker, (1) with respect to the ratification of KPMG as our independent registered public accounting firm your broker may vote your shares at its discretion on your behalf, but (2) with respect to each other proposal, a broker non-vote will occur. The broker non-vote will not be counted and no votes will be cast on your behalf. The voting instruction form will provide instructions for you to return it, including instructions for voting by telephone and the Internet. You may change your vote by submitting new voting instructions to your broker, bank or nominee.

If you plan to attend the annual meeting and your shares are held in the name of a broker or other nominees, you must bring with you a letter from the broker or nominee confirming your ownership as of the record date. Failure to bring such a letter may prevent you from attending the meeting.

If you wish to vote your shares at the meeting, you must obtain a legal proxy from your broker or other nominee and present it to the inspectors of elections with your ballot when you vote at the meeting.

How do I revoke a proxy or change my vote?

If you are the record holder of the shares, you may revoke your proxy or change your vote at any time before it is counted at the annual meeting by: (1) notifying our Secretary in writing at 601 Philadelphia Street, Indiana, Pennsylvania, 15701; (2) attending the annual meeting and voting in person; or (3) submitting a later dated proxy card. If your shares are held by your broker, you should follow the instructions that the broker provides to you to revoke your proxy or change your vote.

What does it mean if I receive more than one proxy card?

If your shares are registered differently and are in more than one account, you will receive more than one proxy card. Please follow the directions for voting on each of the proxy cards you receive to ensure that all of your shares are voted.

What if I participate in First Commonwealth’s Employee Stock Ownership Plan?

Shares held in the First Commonwealth Employee Stock Ownership Plan, or ESOP, are held of record by the Trust Division of First Commonwealth Bank as the administrator of the ESOP and are voted by the ESOP’s trustee. If you are a participant in the ESOP, you have the right to direct the trustee how to vote the shares that have been allocated to your ESOP account. You will receive a proxy card from our transfer agent with instructions on how to vote your ESOP shares, and the ESOP trustee will vote your ESOP shares as you direct on the proxy card. If you do not submit voting directions, the trustee has discretion to vote your ESOP shares on any matter except the election of directors.

Who pays for the solicitation of proxies?

First Commonwealth pays all costs related to the Company’s solicitation of proxies. We may solicit proxies by mail, or our directors, officers or employees may solicit proxies personally, by telephone, facsimile or the Internet. These persons will not receive any additional compensation for their efforts to solicit proxies. We will request that the notice of annual meeting, this proxy statement, the proxy card and related materials, if any, be forwarded to beneficial owners, and we expect to reimburse banks, brokers and other persons for their reasonable out-of-pocket expenses in handling these materials.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information concerning the persons known by us to be the beneficial owners of more than 5% of the outstanding shares of our common stock.

Name and Address	Number of Shares Beneficially Owned		Percentage of Class
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	8,657,113	(1)	9.1%

Dimensional Fund Advisors LP Palisades West, Building One 6300 Bee Cave Road Austin, Texas 78746	6,631,375	(2)	6.96%

The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	6,015,851	(3)	6.31%

(1)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on January 29, 2014 by BlackRock, Inc. reporting the holdings of BlackRock, Inc. and its subsidiaries as of December 31, 2013. According to the Schedule 13G, BlackRock, Inc. or its subsidiaries held sole voting power with respect to 8,293,445 shares and sole dispositive power over all of the reported shares.
(2)	Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 10, 2014 by Dimensional Fund Advisors LP reporting holdings, as of December 31, 2013, of certain funds to which Dimensional Fund Advisors LP furnishes investment advice. Dimensional Fund Advisors LP disclaims beneficial ownership of the reported shares. According to the Schedule 13G, Dimensional Fund Advisors LP held sole voting power over 6,398,085 shares and sole dispositive power over all of the reported shares.
(3)	Based on information provided pursuant to a statement on Schedule 13G filed with the SEC on February 12, 2014 by The Vanguard Group, Inc. reporting the holdings of The Vanguard Group, Inc. and its subsidiaries as of December 31, 2013. According to the Schedule 13G, The Vanguard Group, Inc. held sole voting power over 149,040 shares, sole dispositive power over 5,877,211 shares and shared dispositive power over 138,640 shares.

SECURITIES OWNED BY DIRECTORS AND MANAGEMENT

The following table sets forth the number of shares of First Commonwealth’s common stock that were beneficially owned by each director and director nominee, each of the named executive officers and by all directors and executive officers as a group, as of March 3, 2014.

Name	Number of Shares Owned(1)	Options Exercisable Within 60 Days	Total Beneficial Ownership		Percentage of Shares Outstanding(2)
James G. Barone	17,015	0	17,015		*
Julie A. Caponi	28,497	0	28,497		*
Ray T. Charley	276,182	3,000	279,182	(3)	*
Gary R. Claus	16,593	0	16,593		*
David S. Dahlmann	52,862	3,000	55,862		*
I. Robert Emmerich	42,554	0	42,554		*
Johnston A. Glass	78,373	0	78,373		*
Jon L. Gorney	2,687	0	2,687		*
Jane Grebenc	46,113	0	46,113		*
David W. Greenfield	18,519	0	18,519		*
Luke A. Latimer	315,606	0	315,606	(4)	*
Norman J. Montgomery	25,054	0	25,054		*
James W. Newill	353,384	3,000	356,384	(5)	*
T. Michael Price	167,910	0	167,910		*
Robert E. Rout	72,552	0	72,552		*
Laurie S. Singer	41,257	3,000	44,257	(6)	*
Robert J. Ventura	33,565	3,000	36,565		*
All directors and executive officers as a group (20 persons)	1,643,130	15,000	1,658,130		1.76%

*	Less than 1%
(1)	Unless otherwise indicated, the person named in the table above holds sole voting and dispositive power with respect to the shares shown.
(2)	Percentage ownership is calculated based upon 94,207,690 shares of First Commonwealth common stock outstanding on March 3, 2014. Shares issuable upon exercise of outstanding options that are currently exercisable or will become exercisable within 60 days are treated as outstanding for the purpose of computing the beneficial ownership of the person who holds the options, but not for the purpose of computing the percentage ownership of any other person or group.
(3)	Includes 18,000 shares held in a family trust of which Mr. Charley is a trustee and 206,978 shares held in a family trust of which Mr. Charley is a trustee.
(4)	Includes 205,000 shares held by Berkshire Securities Corporation for which Mr. Latimer is deemed to share voting and investment power in his capacity as a Director of Berkshire Securities Corporation. Does not include 7,095 shares held by Mr. Latimer’s spouse as to which Mr. Latimer disclaims beneficial ownership.
(5)	Includes 32,144 shares held by family trusts over which Mr. Newill is sole trustee and has sole voting and investment power.
(6)	Does not include 4,100 shares held in a trust for Ms. Singer’s spouse as to which Ms. Singer disclaims beneficial ownership.

CORPORATE GOVERNANCE

The Board of Directors has the ultimate responsibility for overseeing the management of the Company’s business and affairs. The Board measures the effectiveness of its oversight using a balanced scorecard which is comprised of three broad themes:

•	Leadership and Accountability – the Board’s responsibility for appointing and retaining strong and qualified leaders and holding those leaders accountable for corporate performance;

•	Strategic Direction and Execution – the Board’s responsibility to approve the Company’s strategy and oversee its execution by management; and

•	Risk Oversight – the Board’s responsibility to establish the Company’s risk appetite and ensure that the Company’s strategies and risk management practices are aligned with the risk appetite.

Sound corporate governance provides the foundation which enables the Board to effectively carry out these responsibilities. This section discusses First Commonwealth’s corporate governance policies and practices, as well as the composition of the Board and its standing committees.

Corporate Governance Policies

The Board of Directors has adopted Corporate Governance Guidelines which codify our corporate governance policies and reflect our commitment to following corporate governance best practices. Below is a summary of the significant guidelines that we follow.

Separation of Chairman and CEO.     We believe that the roles of Chairman of the Board and Chief Executive Officer should be held by separate persons and that the Chairman of the Board should be an independent director. This separation establishes an appropriate division of the Board’s oversight role from the management responsibilities of the officers and employees of the Company. Consistent with this principle, our current Chairman, David S. Dahlmann, is a non-executive independent director.

Director Independence.     We believe that all directors other than the Chief Executive Officer should be independent from management. All of our directors other than the Chief Executive Officer currently satisfy the independence requirements of the New York Stock Exchange (“NYSE”), as described below under “Independence of Directors.”

Executive Sessions.     Our Board and committees regularly meet in executive session without management present, and our non-management directors meet regularly without the Chief Executive Officer. This enables directors to provide candid feedback, raise concerns and discuss sensitive or confidential matters. Our Chairman, David S. Dahlmann, has also been designated as our Lead Director to preside at meetings of the non-management directors.

Stock Ownership.     We believe that directors should hold a meaningful investment in the Company’s stock to ensure that their interests are aligned with our shareholders. Our guidelines require that all directors own shares having a value of at least $120,000 (five times the annual cash retainer). This guideline must be met within five years of a director’s initial election to the Board. Subject to certain exceptions as described under “Compensation of Directors,” directors receive 50% of their annual retainer in shares of Company stock.

Director Orientation and Education.     All new directors and committee members receive orientation to learn about the Company and its strategic plans, significant financial, regulatory, accounting and risk management matters and policies and compliance programs. Our current directors regularly participate in continuing education to maintain the skills necessary to perform their duties and responsibilities and to keep abreast of industry trends, legal and regulatory developments and corporate governance practices.

Performance Evaluations.     Our Board and committees regularly evaluate and discuss their performance. In addition, our Board performs a peer evaluation from time to time to provide directors with a confidential forum to assess and provide candid feedback regarding their own performance and the performance of fellow directors. The Board and its committees use the results of these evaluations to identify opportunities to enhance performance and topics for director continuing education.

Retirement Age.     We have established a mandatory retirement age of 70 for our directors. Except for those directors who have continuously served on the Board since this requirement was implemented in 2001, no person may be nominated for election or reelection to the Board after attaining age 70.

Meeting Frequency and Attendance.     Directors are expected to attend Board meetings and meetings of committees on which they serve and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Last year, our Board met seven times. All of our directors attended at least 75% of the total number of meetings of the Board and all committees of which they were members.

Annual Meeting Attendance.     The annual meeting provides a valuable opportunity for shareholders to meet and interact with our directors. All directors are expected to attend the annual meeting in the absence of an unavoidable conflict. Last year all of our current directors attended the annual meeting.

Composition and Diversity of the Board

We believe that our Board should generally consist of between 10 and 15 directors. This range permits diversity of experience and sharing of Board and committee responsibilities without hindering effective discussion. However, the Board may increase its membership beyond 15 to accommodate an exceptional candidate or operate with fewer than 10 directors if a vacancy arises.

We believe that effective oversight requires that the Board possess a diversity of perspectives, backgrounds and skills. In that regard, the Governance Committee considers the diversity of the professional experience, education, expertise, viewpoints, background and other demographics when evaluating the current composition of the Board and the need for additional directors and when identifying and evaluating director nominees. The Governance Committee is also guided by a set of criteria that has been approved by the Board of Directors. Under these criteria, a director candidate should:

•	possess a sustained record of high achievement in financial services, business, industry, government, academia, the professions, or civic, charitable or non-profit organizations;

•

have a reputation for integrity, honesty and adherence to high ethical standards and personal qualities that will help to sustain an atmosphere of mutual respect and collegiality among the members of the Board;

•

have the strength of character necessary to challenge management’s recommendations and actions when appropriate and to confirm the adequacy and completeness of management’s responses to such challenges to his or her satisfaction;

•	understand or demonstrate a commitment to understand First Commonwealth, including our strategic vision, our mix of businesses and our approach to regulatory relations and risk management;

•	have a commitment and sufficient time to devote to our affairs, including regularly attending and participating in meetings of the Board and at least one standing committee; and

•	not have, nor appear to have, a conflict of interest that would impair his or her ability to represent the interests of our shareholders and to fulfill the responsibilities of a director.

When assessing our current directors for possible nomination and re-election, the Governance Committee considers all of the criteria listed above, as well as the needs of the Board, the independence of directors from

First Commonwealth, a director’s meeting attendance and participation, and the value of a director’s contributions to the effectiveness of our Board and its committees.

Independence of Directors

The rules of the NYSE require that at least a majority of our Board of Directors be comprised of independent directors. Our Corporate Governance Guidelines require that all directors other than the Chief Executive Officer must meet the independence standards established by the NYSE.

The Board reviews all relationships between the Company and its directors at least once per year and assesses each director’s independence annually using the NYSE independence standards. The Board has determined that a director may be independent even if he or she has business relationships with First Commonwealth or one of its affiliates, as long as, in the Board’s business judgment:

•

any transaction involving the director is entered into in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with other persons;

•	the relationship complies with all applicable laws and regulations; and

•	the relationship would not interfere with the director’s exercise of judgment independent from management of First Commonwealth.

Based upon these criteria, the Board has affirmatively determined that directors Barone, Caponi, Charley, Claus, Dahlmann, Gorney, Glass, Greenfield, Latimer, Newill, Singer and Ventura are independent. Mr. Price is an executive officer of the Company and does not qualify as an independent director.

In determining the independence of Mr. Latimer, the Board considered the lease transaction between First Commonwealth Bank and SML Limited Partnership described below under the heading “Related Party Transactions,” and concluded that the transaction did not impact the independence of Mr. Latimer, because the amount paid to SML Limited Partnership during 2013 fell below the quantitative limits established by the NYSE rules and was not otherwise material to Mr.  Latimer or First Commonwealth.

Oversight of Risk

The Board of Directors actively oversees the risk management practices employed by First Commonwealth and its management team. The Board receives regular reports from our Chief Risk Officer regarding material risk exposures and the actions taken to monitor and mitigate those risks. In addition, senior management updates the Board at its regular meetings regarding trends and developments for credit, market, liquidity, compliance, reputation, operational and strategic risk. Our Risk Committee also provides risk oversight for the Board as a dedicated forum to review and discuss risks and risk management policies and practices. Refer to page 10 for a description of the Risk Committee and its members.

Audit Committee

The Audit Committee is comprised of James W. Newill (Chair), Julie A. Caponi, Gary R. Claus and Laurie S. Singer, each of whom is an independent director under our Guidelines and the NYSE and Securities and Exchange Commission (“SEC”) standards. The primary responsibilities of the Audit Committee are to monitor the integrity of our financial statements, select and oversee our independent registered public accounting firm, oversee our internal audit process, monitor our compliance with legal and regulatory requirements, including the receipt and resolution of complaints concerning accounting, internal controls and auditing matters, and review and discuss major financial risk exposures with management and steps taken to monitor and control those exposures, including risk assessments and risk management policies. Each member of the Audit Committee is financially literate, and our Board has determined that Directors Caponi, Claus and Newill qualify as “audit committee financial experts” as defined by the rules of the SEC. The Audit Committee met eight times in 2013. A report of the Audit Committee follows on page 19.

Compensation and Human Resources Committee

The Compensation and Human Resources Committee is comprised of Robert J. Ventura (Chair), Julie A. Caponi, Ray T. Charley, Gary R. Claus and David W. Greenfield. The primary responsibilities of the Compensation and Human Resources Committee are to review and determine the compensation of the CEO and other executive officers, lead the annual review of the performance of the CEO, develop and approve the CEO succession plan and oversee succession and development planning for the other executive officers, establish and oversee executive compensation and employee benefit programs, and review and approve the terms of any employment, severance, change of control or similar agreement for our CEO and other executive officers. The Compensation and Human Resources Committee met nine times during 2013. Each member of the Compensation and Human Resources Committee is an independent director under our Guidelines and applicable NYSE standards. A report of the Compensation and Human Resources Committee follows on page 32.

Governance Committee

The Governance Committee is comprised of Laurie S. Singer (Chair), Ray T. Charley, David W. Greenfield, Luke A. Latimer and James W. Newill, each of whom is an independent director under our Guidelines and applicable NYSE standards. The primary responsibilities of the Governance Committee are to identify and recommend director nominees to the Board of Directors, recommend directors to serve as members and as chair for each committee of the Board, determine director compensation, lead the annual review of the performance of the Board and its committees, recommend and approve corporate governance policies and practices for the Board, and review and approve related party transactions and monitor compliance with our Code of Conduct and Ethics, insider trading and related policies. The Governance Committee met nine times during 2013.

Risk Committee

The Risk Committee is a joint committee of First Commonwealth Financial Corporation and First Commonwealth Bank and is comprised of David S. Dahlmann (Chair), James G. Barone, Johnston A. Glass and Jon L. Gorney, each of whom is an independent director under our Guidelines and applicable NYSE standards. The primary responsibilities of the Risk Committee are to oversee and review information regarding our enterprise risk management framework, review and approve our significant risk management policies, assess the risks associated with our compensation practices, review and discuss with management the level and trend of risk exposures, including credit, market, liquidity, operational, compliance and legal, reputation and strategic risk, and assess risks associated with strategic and operating plans and strategic initiatives. The Risk Committee met 13 times during 2013.

Code of Conduct and Ethics

The Code of Conduct and Ethics governs the actions and working relationships of First Commonwealth employees, officers and directors. This Code addresses, among other items, conflicts of interest, confidentiality, fair dealing, protection and proper use of corporate assets and compliance with laws, rules and regulations. The Code of Conduct and Ethics encourages and provides a process for the reporting of any illegal or unethical behavior. First Commonwealth has established an ethics hotline to allow employees, officers and directors to anonymously report any known or suspected violation of laws, rules or regulations or the Code of Conduct and Ethics.

Where to Find Governance Documents

You can find copies of the charters for our Audit Committee, Compensation and Human Resources Committee, Governance Committee and Risk Committee, as well as our Corporate Governance Guidelines, Code of Conduct and Ethics and other important information, by visiting our website at www.fcbanking.com and following the links to “Investor Relations” and “Corporate Governance.”

Communicating with Directors

You may communicate directly with any director or the full Board. To do so, please write to the person or persons desired and mail the communication to:

First Commonwealth Financial Corporation

Attn: Board Communications

P.O. Box 400

Indiana, PA 15701

Our employees will not open or otherwise screen any communications sent to this address. The communications will be delivered directly to the Lead Director, who will determine how to respond, including whether to present to the full Board or to forward to an individual director. If you send director-related communications to our offices, we will handle them in accordance with a collection and organization process approved by the Board. These communications are subject to a screening process that will determine which communications will be relayed to directors.

In addition, First Commonwealth has retained an independent service provider to receive calls from shareholders and other interested parties who wish to communicate with the non-management directors. The telephone number for this service is 1-866-825-5283. The independent service provider will forward all communications to the Lead Director who will take such action as he deems appropriate. A summary report of all communications received and actions taken by the Lead Director will be presented during the next executive session of the non-management directors and, if the non-management directors deem appropriate, to the full Board.

COMPENSATION OF DIRECTORS

Director Compensation in 2013

The following table shows the compensation paid to our non-employee directors during 2013:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
James G. Barone	20,500	13,500	25,500	59,500
Julie A. Caponi	29,000	18,000	12,000	59,000
Ray T. Charley	48,000	—	13,000	61,000
Gary R. Claus	34,000	18,000	9,000	61,000
David S. Dahlmann	250,000	18,000	25,000	293,000
Johnston A. Glass	44,000	18,000	33,000	95,000
Jon L. Gorney	25,000	18,000	13,000	56,000
David W. Greenfield	30,000	18,000	9,000	57,000
Luke A. Latimer	27,000	18,000	25,000	70,000
James W. Newill	61,500	—	9,000	70,500
Laurie Stern Singer	41,000	18,000	9,000	68,000
Robert J. Ventura	37,000	18,000	9,000	64,000

(1)	“Fees Earned or Paid in Cash” consists of retainer fees and fees for attending meetings of the Board of Directors and committees of First Commonwealth Financial Corporation and the Credit Committee of First Commonwealth Bank.

(2)	Represents the portion of the annual retainer paid in shares of common stock based upon the grant date fair value of the shares.
(3)	“All Other Compensation” consists of fees for attending meetings of the Board of Directors of First Commonwealth Bank and the Credit Committee of First Commonwealth Bank at the rate of $1,000 per meeting attended. “All Other Compensation” for Director Barone also includes fees for one meeting of the Trust Committee of First Commonwealth Bank at the rate of $500 per meeting.

We did not grant any stock options to our directors in 2013. Certain directors hold options to purchase our stock that were awarded under prior plans. The table below sets forth the number of underlying shares, the exercise price and the expiration date of stock options held by the non-management directors as of December 31, 2013. All of these stock options are fully earned and vested.

Name and Date of Award	Number of Securities Underlying Unexercised Options Exercisable (#)	Option Exercise Price ($)	Option Expiration Date(1)
Ray T. Charley 1/12/2004 1/18/2005	3,000 3,000	14.41 14.55	1/12/2014 1/18/2015
David S. Dahlmann 1/12/2004 1/18/2005	3,000 3,000	14.41 14.55	1/12/2014 1/18/2015
James W. Newill 1/12/2004 1/18/2005	3,000 3,000	14.41 14.55	1/12/2014 1/18/2015
Laurie S. Singer 1/12/2004 1/18/2005	3,000 3,000	14.41 14.55	1/12/2014 1/18/2015
Robert J. Ventura 1/18/2005	3,000	14.55	1/18/2015

(1)	Unexercised options generally terminate on the earlier of the option expiration date indicated or sixty (60) days after the date that the option holder ceases to be a director of First Commonwealth (or three (3) months following a director’s termination as a result of death or disability).

Director Compensation Schedule in 2013

Directors were compensated in accordance with the following schedule in 2013:

Retainer – Board Member	$24,000 per year
Retainer – Audit Committee Chair	7,500 per year
Retainer – Other Committee Chairs	5,000 per year
Board Meeting Fee	1,000 per meeting
Committee Meeting Fee – Committee Member	1,000 per meeting
Committee Meeting Fee – Committee Chair	2,000 per meeting

One fourth of the annual retainer fee for service on the Board of Directors is paid in cash and three-fourths of the fee is paid in shares of common stock based on the closing price of the Company’s stock on the date of the annual meeting of Shareholders. Directors who own 50,000 or more shares of our stock may opt to receive their entire retainer in cash, in which case the retainer is paid in four quarterly installments of $6,000. In 2013, directors Charley and Newill elected to receive cash in lieu of shares of stock.

The Chief Executive Officer does not receive additional compensation for service on our Board of Directors or meeting attendance.

In addition to the fees described above, Mr. Dahlmann received an annual retainer fee of $200,000 during 2013 for his service as the non-executive Chairman of First Commonwealth Financial Corporation.

Changes to Director Compensation in 2014

The Governance Committee is responsible for determining director compensation, having assumed this responsibility from the Compensation and Human Resources Committee in 2012. The objectives of the director compensation program are to provide a competitive level of compensation to attract and retain talented directors, incent and reward directors who assume leadership roles within the Board, and promote share ownership by directors. In furtherance of these objectives, the Governance Committee periodically reviews market data to assess the competitiveness of First Commonwealth’s director compensation. During 2013, the Governance Committee engaged Board Advisory LLC, which also serves as the independent consultant to the Compensation and Human Resources Committee, to analyze the competitiveness and evaluate the design of First Commonwealth’s director compensation program.

Board Advisory LLC compared the median director compensation of First Commonwealth with the median compensation paid by companies within the Pennsylvania bank peer group that has been used by the Compensation and Human Resources Committee when establishing executive compensation. The analysis also considered comparative data from a national peer group consisting of community banks with consolidated assets ranging from $4 billion to $10 billion. The table below compares First Commonwealth’s median director compensation with the median director compensation paid by the Pennsylvania bank peer group and the $4 to $10 billion community bank group in 2012. Board Advisory LLC observed that director compensation is strongly correlated with asset size. As such, Board Advisory LLC estimated the median director compensation for the Pennsylvania bank peer group and for the $4 to $10 billion community bank group on a “size-adjusted” basis.

Median Director Compensation
Pennsylvania bank peer group	$80,610
Pennsylvania bank peer group – size-adjusted	$70,900
$4 to $10 billion community bank group – size-adjusted	$61,500
First Commonwealth Financial Corporation	$62,500

Board Advisory LLC also observed that First Commonwealth’s director compensation has fluctuated significantly from year to year based upon the number of Board and committee meetings held throughout the year, as illustrated in the table below.

	2009	2010	2011	2012	2013
Board Retainer (cash and equity total)	$18,000	$18,000	$24,000	$24,000	$24,000
Audit Committee Chair Retainer	7,500	7,500	7,500	7,500	7,500
Other Committee Chair Retainer	5,000	5,000	5,000	5,000	5,000
Board Meeting Fee	2,000	2,000	1,000	1,000	1,000
Committee Chair Meeting Fee	2,000	2,000	2,000	2,000	2,000
Committee Member Meeting Fee	1,000	1,000	1,000	1,000	1,000
Median Director Compensation	$72,750	$67,750	$73,750	$59,500	$62,500

Based on these findings, Board Advisory LLC suggested that a responsibility-based arrangement, in which directors are compensated with a fixed retainer in lieu of meeting fees, is more appropriate for community bank directors in the modern banking environment. Accordingly, Board Advisory LLC recommended that First Commonwealth’s director compensation program be adjusted as follows:

(1) Board Meeting Fees and Committee Meeting Fees should be eliminated and the Board Retainer should be increased to reflect the compensation appropriate for the responsibility of a director. This would fix pay based on responsibility rather than activity and stabilize year-to-year variations in pay driven by events.

(2) Enhanced Committee Chair Meeting Fees should be eliminated and replaced by enhanced Committee Chair Retainers.

(3) At least 50% of the Board Retainer should be paid in the form of equity.

Acting upon these recommendations, in November 2013 the Governance Committee approved the following changes to First Commonwealth’s director compensation effective January 1, 2014:

•	Eliminate meeting fees for board and committee meetings

•	Increase the annual board cash retainer to $24,000 from $6,000

•	Increase the annual equity retainer to $24,000 from $18,000

•	Implement retainers for committee members and adjust the retainer paid to committee chairs as follows:

	Current	New
Committee Member Retainer	$0	$8,000
Committee Chair Premium	$5,000	$12,000
Audit Committee Chair Premium	$7,500	$14,500
Credit Committee Member Premium	$0	$4,000

The premiums paid to Committee chairs will be in addition to the Committee member retainer in recognition of additional the time, effort and leadership to fulfill the chair’s responsibilities. Credit Committee members receive a premium due to the higher meeting frequency and corresponding workload for members of the Credit Committee. In addition to the fees noted above, members of the Risk Committee will receive a premium of $4,000 to their 2014 retainers to compensate for the additional time, effort and meeting frequency related to the Risk Committee’s oversight of the pending core system conversion by First Commonwealth Bank.

The increases to the cash and equity retainers for board and committee service shown above will be partially offset by the elimination of cash meeting fees for board and committee meetings. Median director compensation is expected to increase to $68,000 for 2014. This would be higher than the median director compensation paid in 2013 but within the range of 2009-2011 pay levels and lower than the size-adjusted median of the Pennsylvania peer group. The Governance Committee concluded that the increase in director compensation is appropriate to ensure a stable and competitive level of director compensation that is consistent with peer group pay practices. In addition, by eliminating meeting fees and converting to a retainer-based compensation program, the director compensation program is more transparent to investors and the expense is more predictable to the Company. Use of a retainer-based approach also will contribute to the Company’s expense control initiatives as there will be no incremental expense associated with additional board or committee meetings that may be required during the year, for example, to consider a potential acquisition.

PROPOSAL 1 — ELECTION OF DIRECTORS

Upon the recommendation of our Governance Committee, the Board of Directors has nominated the thirteen (13) persons named below for election at the 2014 Annual Meeting of Shareholders to serve until the next annual meeting and until his or her successor is elected and qualified. Relevant biographical information concerning each nominee, including the nominee’s business experience and qualifications, is set forth below.

James G. Barone.    Mr. Barone, age 66, is retired. He has served as a director of First Commonwealth Financial Corporation since April 2013 and as a director of First Commonwealth Bank since August 2011.

Mr. Barone also serves on our Risk Committee and the Credit Committee of First Commonwealth Bank. Mr. Barone was Executive Vice President, Treasurer and Secretary for S&T Bancorp, Inc. from 1992 until he retired in 2002. Prior to joining S&T, he led the corporate investment activities at Integra Financial Corp. and Union National Corp., both in Pittsburgh, Pennsylvania. Mr. Barone earned a Bachelor’s Degree in Economics from Allegheny College and an MBA from Northwestern University. Mr. Barone’s qualifications for Board service include over 30 years of experience in banking and investments with extensive expertise in asset/liability management, investment management and mergers and acquisitions.

Julie A. Caponi.    Ms. Caponi, age 52, is a Certified Public Accountant. She was appointed Assistant Treasurer of Alcoa Inc., a producer of aluminum and aluminum products that is headquartered in Pittsburgh, Pennsylvania, in May 2013. She previously served as Vice President-Audit of Alcoa Inc. from 2005 to 2013 and as Assistant Controller of Alcoa Inc. from 2000 to 2005. Before joining Alcoa, Ms. Caponi was an audit partner at Deloitte, principally serving clients in the financial services industry. Ms. Caponi joined our Board in 2007 and currently serves on our Audit Committee and Compensation and Human Resources Committee. She is also a director of First Commonwealth Bank. Ms. Caponi earned a Bachelor of Science Degree in Accounting from the Indiana University of Pennsylvania. She is a member of the American and Pennsylvania Institutes of Certified Public Accountants. Ms. Caponi’s qualifications for service on our Board include her leadership experience and her expertise in financial accounting, auditing and internal controls.

Ray T. Charley.    Mr. Charley, age 62, has served as the Chief Executive Officer of Thomi Co., an operator of retail grocery stores in Greensburg, Pennsylvania, since 1983. Mr. Charley served as a director of Southwest National Corporation from 1989 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Charley is a member of our Governance Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. He is a former director and officer of Excela Health Holding Co., an operator of hospitals and other health care facilities in Western Pennsylvania, and serves as a director and in leadership capacities for various charitable organizations. Mr. Charley earned a Bachelor’s degree from Duquesne University and a law degree from the Pennsylvania State University Dickinson School of Law. Mr. Charley’s qualifications for service on our Board include his business acumen and his commitment to sound governance and oversight as demonstrated by his extensive experience as a director in the financial services industry.

Gary R. Claus.    Mr. Claus, age 61, is a Certified Public Accountant. He has served as Managing Director of the Jade Group, an executive search and management consulting firm since 2008. Prior to joining the Jade Group, Mr. Claus spent 35 years as a tax accountant at PriceWaterhouseCoopers, where he was admitted as a Partner in 1986 and served as the Pittsburgh Tax Site Leader from 1992 through 2004. Mr. Claus joined our Board in April 2011, serves as a member of our Audit Committee and our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. Mr. Claus has a wide variety of experience advising clients ranging from large publicly held companies to small privately owned companies, including manufacturers, law firms and other service companies. He is also active in professional, community and church organizations, serving as Chairman of the Board of Goodwill of Southwestern Pennsylvania and Chairman of the Board of Trustees of Robert Morris University. Mr. Claus earned a Bachelor of Science degree in Accounting from Robert Morris University. Mr. Claus’s qualifications for Board service include his extensive professional experience in accounting, executive compensation and human resources.

David S. Dahlmann.    Mr. Dahlmann, age 64, has served as the Chairman of the Board of First Commonwealth Financial Corporation and First Commonwealth Bank since 2006. He was formerly Vice Chairman of First Commonwealth Financial Corporation from 1999 to 2002, President and Chief Executive Officer of Southwest National Corporation from 1991 to 1999 and President and Chief Executive Officer of Southwest Bank from 1991 until its merger with First Commonwealth Bank in 2002. He was a director of Southwest National Corporation from 1991 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Dahlmann formerly served on the Board of Directors of the Federal Reserve Bank of Cleveland and as an Adjunct Professor at Saint Vincent College in Latrobe, Pennsylvania, and

he serves as a director for numerous charitable, educational and civic associations. Mr. Dahlmann chairs our Risk Committee, is a member of the Credit Committee of First Commonwealth Bank and chairs the Trust Committee of First Commonwealth Bank. He earned a Bachelor’s Degree in Economics and Masters of Business Administration degrees from the Indiana University of Pennsylvania. Mr. Dahlmann’s qualifications for Board service include his extensive career as a director and executive in the financial services industry and his expertise and experience in corporate governance matters.

Johnston A. Glass.    Mr. Glass, age 64, is retired. Mr. Glass has served on our Board since 1986. He served as Vice Chairman of First Commonwealth Financial Corporation and as President and Chief Executive Officer of First Commonwealth Bank and its predecessor, NBOC Bank, until his retirement in 2005. Mr. Glass is a director of First Commonwealth Bank, serves as member of our Risk Committee and Chairs the Credit Committee of First Commonwealth Bank. Mr. Glass served as a director of First National Bank of Santa Fe until May 2013. He has served as a director and officer of numerous civic and non-profit associations and as past director of the Pennsylvania Bankers Association. He earned a Bachelor of Science degree from the Pennsylvania State University. Mr. Glass’s qualifications for Board service include his extensive leadership experience in the banking industry, his thorough understanding of First Commonwealth and its business and his long history of service as a director of First Commonwealth and other organizations.

Jon L. Gorney.    Mr. Gorney, age 63, is a management consultant. He was appointed to our Board in January 2013. He is also a director of First Commonwealth Bank and a member of our Risk Committee. Mr. Gorney began his 37-year career in the financial services industry with National City Corporation. He served as Executive Vice President of National City Corporation from 1992 through 2008 and oversaw all technology and operations for National City. From 2004 through 2006, Mr. Gorney also served as Chairman and Chief Executive Officer of National Processing Company, a majority subsidiary of National City that was the second largest merchant card processor in the United States. Mr. Gorney joined PNC Financial Services Group through the acquisition of National City in December 2008 and served as an Executive Vice President until his retirement in June 2010. While at PNC, Mr. Gorney co-chaired the company-wide integration of PNC and National City and was responsible for the leadership and development of a single operating organization for PNC. Mr. Gorney earned a Bachelor of Science degree in Computer Science from the University of Dayton. His qualifications for Board service include his extensive experience as a financial services executive and his strong expertise in financial services information technology and operations.

David W. Greenfield.    Mr. Greenfield, age 63, is retired. He has served on our Board since April 2010, is a member of our Compensation and Human Resources Committee and our Governance Committee and is also a director of First Commonwealth Bank. Mr. Greenfield was formerly Vice President, Secretary and General Counsel of Kennametal, Inc., a global manufacturer of tooling, engineered components and advanced materials consumed in production processes from 2001 until his retirement in 2010. Prior to joining Kennametal in 2001, Mr. Greenfield was a member of Buchanan Ingersoll & Rooney P.C., a Pittsburgh-based law firm, focusing on corporate, financial and transactional issues involving public and private companies. He also served as Senior Vice President, General Counsel and Secretary of Meritor Automotive, Inc. and Associate General Counsel of Rockwell International Corporation. He is also active in a number of charitable, educational and civic organizations. Mr. Greenfield earned a Bachelor of Arts degree from the University of Pittsburgh and a law degree from Wake Forest University School of Law. Having practiced law for over 35 years and served in executive capacities for three publicly traded companies, Mr. Greenfield has extensive experience in corporate governance, ethics and compliance matters and the execution of corporate strategy and is therefore qualified to serve as a director.

Luke A. Latimer.    Mr. Latimer, age 37, has served as Executive Vice President and Treasurer of R&L Development, a heavy construction company in New Alexandria, Pennsylvania, since 1999, and Vice President and Treasurer of Derry International LTD, Incorporated, a mining company based in New Alexandria, Pennsylvania, since 1999. Mr. Latimer joined our Board in April 2011. He also serves as a director of First Commonwealth Bank and is a member of our Governance Committee and the Credit Committee of First

Commonwealth Bank. Mr. Latimer served as Chairman of the Board of Directors of First National Bank of Santa Fe and a director of New Mexico Banquest Corporation, a bank and bank holding company in Santa Fe, New Mexico, until May 2013. He earned a Bachelor of Science degree in Business Management from Saint Vincent College. His qualifications for service as a director include his extensive business experience and his years of service as a director in the financial services industry.

James W. Newill.    Mr. Newill, age 79, is Certified Public Accountant licensed in Pennsylvania, Florida and Ohio. He was formerly President of J. W. Newill Company, a certified public accounting firm. Mr. Newill served as Mayor of Highland Beach, Florida, from March 2008 until March 2011, and was previously Commissioner of Highland Beach, Florida, from 2005 to 2008. Mr. Newill previously served as a director of Southwest National Corporation from 1978 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. Mr. Newill is a director of First Commonwealth Bank, serves a member of our Governance Committee and has chaired our Audit Committee since 2003. He has served as a director for numerous non-profit organizations over the past 40 years and recently served as a keynote participant for a panel on banking regulation. He earned a Bachelor of Science degree in Business Administration from Saint Vincent College. Mr. Newill’s qualifications for service on our Board include his expertise in accounting and financial matters and his extensive experience as a director of financial services companies.

T. Michael Price.    Mr. Price, age 51, is the President and Chief Executive Officer of First Commonwealth Financial Corporation and Chief Executive Officer of First Commonwealth Bank. He has been a director of the Company since March 2012 and is also a director of First Commonwealth Bank. He served as Interim President and Chief Executive Officer of the Company from January 2012 until being appointed to serve in that capacity on a permanent basis in March 2012. Mr. Price served as President of First Commonwealth Bank from November 2007 until May 2013. Before joining First Commonwealth, Mr. Price served as Chief Executive Officer of the Cincinnati and Northern Kentucky Region of National City Bank from July 2004 to November 2007 and as Executive Vice President and Head of Small Business Banking of National City Bank prior to July 2004. Mr. Price received his Bachelor of Science degree from the University of Utah, and he earned his MBA from Cleveland State University. Mr. Price’s qualifications for service on our Board include his thorough understanding of the banking and financial services industry, which he has attained through more than 25 years of executive leadership experience.

Laurie Stern Singer.    Ms. Singer, age 62 consults in business finance and organization management in both the public and private sector. She served as President of the Allegheny Valley Development Corporation and Allegheny Valley Chamber of Commerce for 27 and 20 years respectively. Ms. Singer was a director of Southwest National Corporation from 1994 and joined our Board in 1998 upon the completion of our merger with Southwest National Corporation. She is also a director of First Commonwealth Bank, chairs our Governance Committee and serves as a member of the Audit Committee. Ms. Singer has held leadership positions and has served as a director for numerous professional associations, educational and community organizations. She has a Bachelor of Arts degree from the University of Michigan and a law degree from Wayne State University and is a graduate of the Institute for Organizational Management. Ms. Singer’s qualifications for Board service include her business finance and development expertise, her extensive experience as a director of financial services companies and other organizations and her strong commitment and understanding of corporate governance matters.

Robert J. Ventura.    Mr. Ventura, age 64, is Executive Managing Director of Ventura Group, LLC, an investment banking firm in Pittsburgh, Pennsylvania, and formerly served in a similar capacity as Managing Director of Raptor Partners, LLC, from June 2010 through August 2012 and as Principal of Ventura Group, LLC. Mr. Ventura previously served as Director of Acquisitions and Divestitures and Director of Financial Planning and Analysis during a 15-year career with Rockwell International Corporation, a diversified global manufacturing company. Mr. Ventura served as a director of GA Financial, Inc. from 1998 and joined our Board in 2004 at the completion of our acquisition of GA Financial, Inc. Mr. Ventura chairs our Compensation and Human Resources Committee and is also a director of First Commonwealth Bank. He earned a Bachelor of

Science degree in Industrial Engineering from the University of Pittsburgh and Masters of Business Administration degree from Duquesne University and holds his Series 79 and 63 securities licenses. Mr. Ventura’s qualifications for Board service include his expertise in business and financial analysis and mergers and acquisitions and his experience as a director in the financial services industry.

Each director elected this year will continue in office until a successor has been elected. Each nominee has indicated that he or she will serve if elected. We do not anticipate that any nominee will be unable or unwilling to stand for election, but if that happens, your proxy will be voted for another person nominated by the Board. The Board may also choose to reduce the number of directors to be elected, as permitted by our By-laws.

The Board of Directors recommends that you vote “FOR” each of the nominees listed above.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT ACCOUNTING FIRM

At the annual meeting, a vote will be taken on a proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014. KPMG LLP has audited our financial statements since 2006.

The Audit Committee of the Board has appointed KPMG LLP as the independent auditors of First Commonwealth and our subsidiaries for the year ending December 31, 2014. Although shareholder approval is not required, the Board desires to obtain shareholder ratification of this appointment. If the appointment is not ratified at the annual meeting, the Board will review its future selection of auditors. If the appointment is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of First Commonwealth and its shareholders. Representatives of KPMG LLP are expected to be present at the annual meeting to make a statement if they so desire and to respond to appropriate questions.

The affirmative vote of the holders of a majority of First Commonwealth’s common stock present in person or represented by proxy at the annual meeting is necessary for ratification of the selection of KPMG LLP as our independent registered public accounting firm.

The Board of Directors recommends that you vote “FOR” the ratification of the selection of KPMG LLP as our independent registered public accounting firm.

ANNUAL AUDIT INFORMATION

Report of the Audit Committee

The Audit Committee of First Commonwealth’s Board of Directors operates under a written charter that specifies the Audit Committee’s duties and responsibilities. This charter is available on First Commonwealth’s website at www.fcbanking.com by following the links to “Investor Relations” and “Corporate Governance.”

Management is responsible for the financial reporting process, the system of internal controls, including internal control over financial reporting, and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. KPMG LLP, First Commonwealth’s independent registered public accounting firm (“independent auditors”), is responsible for the integrated audit of the consolidated financial statements and internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and procedures. The Audit Committee relies, without independent verification, on the information provided to the Audit Committee and on the representations made by management regarding the effectiveness of internal control over financial reporting, that the financial statements have been prepared with integrity and objectivity and that such financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America. The Audit Committee also relies on the opinions of the independent auditors on the consolidated financial statements and the effectiveness of internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited consolidated financial statements of First Commonwealth as of and for the year ended December 31, 2013 with First Commonwealth’s management and the independent auditors. The Audit Committee has also discussed with First Commonwealth’s independent auditors the firm’s independence from the Company and management, and has received the written disclosures and the communication from the independent auditor required by applicable requirements of the Public Company Accounting Oversight Board (PCAOB) regarding the independent auditor’s communications with the Committee concerning independence. In addition, the Committee has discussed with the independent auditor the required communications of PCAOB Auditing Standard No. 16, Communication with Audit Committees.

Based on the review and discussions noted above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in First Commonwealth’s annual report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

James W. Newill, Chairman

Julie A. Caponi

Gary R. Claus

Laurie S. Singer

Fees Billed by Accounting Firm to First Commonwealth

The aggregate fees billed by KPMG LLP for each of the fiscal years ended December 31, 2013 and 2012, respectively, were as follows:

	For the Fiscal Year Ended December 31, 2013 ($)		For the Fiscal Year Ended December 31, 2012 ($)
Audit Fees	975,060	(1)	972,560
Audit Related Fees	0		0
Tax Fees	41,490	(2)	0
All Other Fees	0		0

(1)	The amount of “Audit Fees” for 2013 represents actual fees billed and does not include additional fees related to the integrated audit of First Commonwealth’s 2013 consolidated financial statements that may be billed after the date of this proxy statement.
(2)	“Tax Fees” for 2013 consist of fees for 1099 tax compliance services provided to our trust business.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee is required to pre-approve the audit and non-audit services performed by First Commonwealth’s independent auditors in order to assure that the provision of those services does not impair the accounting firm’s independence. Accordingly, the Audit Committee has adopted a policy for the pre-approval of audit and non-audit services by First Commonwealth’s independent auditors. This policy allows the Audit Committee to pre-approve services through general pre-approval or specific pre-approval.

Under general pre-approval, the Audit Committee approves in advance the payment of up to a specified amount of fees for the performance of specified types of audit, audit-related, tax and other services by the independent auditors. The term of general pre-approval is generally twelve (12) months from the date of pre-approval. Any services that are not subject to general pre-approval or fees in excess of pre-approved limits must be specifically pre-approved by the Audit Committee on a case-by-case basis. Pre-approved fee levels or budgeted amounts for all services to be provided by the independent auditors are established annually by the Audit Committee.

The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent auditors to management. However, the pre-approval policy allows the Audit Committee to delegate to one or more designated members of the Audit Committee the authority to grant required pre-approvals. The decision of any member to whom authority is delegated to pre-approve an activity is presented to the full Audit Committee at its next scheduled meeting.

PROPOSAL 3 — ADVISORY VOTE ON EXECUTIVE COMPENSATION

First Commonwealth is providing shareholders with the opportunity at the 2013 Annual Meeting of Shareholders to vote on an advisory resolution, commonly known as “Say-on-Pay,” to approve the compensation of First Commonwealth’s named executive officers. Such compensation is described on pages 22 through 41 of this proxy statement. We currently conduct Say-on-Pay votes annually; accordingly, the next Say-on-Pay vote is expected to occur in 2015.

The Compensation and Human Resources Committee, which is responsible for the compensation of our executive officers, has overseen the development of a compensation program designed to attract, retain and motivate executives who enable us to achieve our strategic and financial goals. The Compensation Discussion and Analysis section of this proxy statement and the tabular disclosures regarding named executive officer compensation, together with the accompanying narrative disclosure, allow shareholders to view the trends in compensation and application of our compensation philosophies and practices for the years presented.

Shareholders are being asked to vote on the following advisory resolution:

RESOLVED, that the shareholders approve the compensation of First Commonwealth Financial Corporation’s named executive officers as described in the Compensation Discussion and Analysis section and in the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this proxy statement.

Because your vote is advisory, it will not be binding upon the Board of Directors. However, the Compensation and Human Resources Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

The Board of Directors recommends that you vote “FOR” the advisory resolution on executive compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion & Analysis, or CD&A, is intended to assist shareholders in understanding and evaluating the information found in this proxy statement about the compensation and benefits provided to First Commonwealth’s “named executive officers” (NEOs) in 2013. Our NEOs, which consist of our Chief Executive Officer (CEO), our Chief Financial Officer (CFO) and the three other executive officers who earned the highest compensation during 2013, are identified below.

Name	Positions
T. Michael Price	President and Chief Executive Officer
Robert E. Rout	Executive Vice President and Chief Financial Officer
Jane Grebenc	Executive Vice President and Chief Revenue Officer
I. Robert Emmerich	Executive Vice President and Chief Credit Officer
Norman J. Montgomery	Executive Vice President/Business Integration Group

Overview of 2013 Executive Compensation

2013 marked the beginning of a new strategic plan for First Commonwealth and the first full year under the leadership of T. Michael Price, who was appointed as CEO in March 2012. This plan is centered around the following strategic priorities:

•	Acquiring, developing and retaining the most talented community bank teams in the markets where we compete.

•	Delivering a differentiated and authentic community bank experience and becoming the best choice for businesses and their employees.

•	Building a credit culture that outperforms peers while meeting the credit needs of our customers and communities.

•	Enthusiastically migrating to a culture of operating excellence.

•	Thoughtfully managing our capital to ensure stability and benefit shareholders.

The Compensation and Human Resources Committee (the “Committee”) approved a compensation program in 2013 for First Commonwealth’s CEO and other NEOs that aligned executive compensation with these strategic themes and advanced the Committee’s pay-for-performance compensation philosophy. The 2013 compensation program consisted of three primary elements: (1) base salary, (2) potential annual cash and equity incentive awards and (3) long-term equity incentive awards.

To implement the annual and long-term incentive components, the Committee established performance goals for 2013 under First Commonwealth’s Annual Incentive Plan (AIP) and Long-Term Incentive Plan (LTIP). These goals included profitability, as measured by earnings per share and return on average equity, shareholder value, as measured by total shareholder return, and efficiency, as measured by the efficiency ratio.1 Annual performance goals for executives with risk management responsibilities also included individual performance goals that were tied to key strategic business objectives.

[1]	Efficiency ratio is noninterest expense as a percentage of net interest income, on a fully taxable equivalent basis, and noninterest income excluding gains from securities transactions and impairment losses.

In January 2014, the Committee evaluated First Commonwealth’s performance and noted that the Company had made strong progress toward the achievement of its strategic objectives during 2013.

•	Earnings per share increased 15% from $0.40 in 2012 to $0.46 in 2013.[2]

•	Return on equity increased from 5.46% in 2012 to 6.11% in 2013.[2]

•	Non-interest expense declined 7.2% from $177.2 million in 2012 to $164.3 million in 2013, and the efficiency ratio improved from 68.54% in 2012 to 65.69% in 2013.[2]

•	Total return to shareholders was 32.7% in 2013, which placed the Company at the 51st percentile of its Pennsylvania peer group.

•

The Company announced a strategic initiative to convert to a new information technology system during the third quarter of 2014, which is expected to reduce operating expenses and improve efficiency. The success of this initiative is a component of the AIP for each executive in 2014.

•

The Company added talent in key areas, as highlighted by the hiring of Jane Grebenc, an experienced banking executive with a track record of success, to serve as Executive Vice President and Chief Revenue Officer and as President of First Commonwealth Bank.

•

Asset quality improved significantly with the ratio of nonperforming loans and other real estate owned (OREO) as a percentage of loans plus OREO falling to 1.66% at the end of 2013 from 2.83% at the end of 2012.

•	The Company grew loans approximately 2% despite weak loan demand, intense competition and continued efforts to reduce the risk profile of the Company’s loan portfolio.

•

The Company returned approximately $100 million of its excess capital to shareholders since 2012 by repurchasing approximately 10.1 million shares of common stock and redeeming $32.5 million of 9.5% trust preferred capital securities, while improved earnings enabled the Company to increase its quarterly dividend 20% to $0.06 per share.

First Commonwealth’s performance for the earnings per share and return on average equity goals achieved the target performance levels under our 2013 Annual Incentive Plan, and each named executive officer achieved his individual performance goals. As a result, the Committee approved the payment of awards for the NEOs under the Annual Incentive Plan. See “Executive Compensation Decisions – Annual Incentive Plan.”

Composition and Role of the Compensation Committee

The Compensation and Human Resources Committee of the Board is comprised of five directors: Robert Ventura (Chairman), Julie Caponi, Ray Charley, Gary Claus and David Greenfield. Each member of the Committee is an “independent director” for purposes of the New York Stock Exchange listing standards for compensation committee members. The Committee operates under a written charter that is reviewed and approved annually by the Board. A copy of this charter is available under the “Investor Relations – Corporate Governance” section of our website, http://www.fcbanking.com.

The basic responsibilities of the Committee are to:

•

oversee First Commonwealth’s overall compensation structure, policies and programs, and assess whether that structure establishes incentives for management and employees that appropriately balance risk and financial results;

[2]	Earnings per share, return on equity, non-interest expense and efficiency ratio for 2013 exclude one-time expenses related to the information technology conversion. Including these one-time expenses, we reported 2013 earnings per share of $0.43, return on equity of 5.70%, non-interest expense of $168.8 million and an efficiency ratio of 67.52%,

•

determine the CEO’s salary, bonus and other incentive and equity compensation and review and approve the individual and corporate goals assigned to the CEO and evaluate the performance of the CEO in light of those goals;

•

approve the salary, bonus and other incentive and equity compensation of the other executive officers and review and approve the individual and corporate goals assigned to the executive officers and the CEO’s evaluation of the performance of the executive officers in light of those goals;

•	oversee the succession planning and talent management processes; and

•	oversee the development, implementation and administration of incentive compensation and equity-based plans and approve awards under equity-based plans.

The Committee relies upon performance data, statistical information and other data regarding executive compensation programs and peer practices provided from time to time by First Commonwealth’s human resources department, officers and outside advisors. The Committee has access to individual members of management and employees and may invite them to attend any Committee meeting. The Committee has the power and discretion to retain, at First Commonwealth’s expense, independent counsel and other advisors and experts as it deems necessary or appropriate to carry out its duties.

Independent Compensation Advisor

Board Advisory LLC has served as the Committee’s compensation advisor since 2010. Board Advisory provides the Committee with peer executive compensation data, as well as expertise and advice on various matters brought before the Committee. Board Advisory also provides data and advice relating to non-employee director compensation to the Governance Committee. As part of its engagement in 2013, Board Advisory was asked to evaluate our performance and compensation against the performance and compensation of our peer group, make recommendations regarding the design of executive incentive compensation plans and assess compensation for the Board of Directors and executive officers.

The Committee has the sole authority to retain and terminate Board Advisory as its compensation consultant and approve fees and other engagement terms. The Committee has determined that Board Advisory is independent from management based upon the consideration of relevant factors, including:

•	that Board Advisory does not provide any services to the Company except advisory services to the Committee and the Governance Committee;

•	that the amount of fees received from the Company by Board Advisory is not material as a percentage of Board Advisory’s total revenue;

•	that Board Advisory has policies and procedures that are designed to prevent conflicts of interest;

•

that Board Advisory and its employees who provide services to the Committee do not have any business or personal relationship with any member of the Committee or any executive officer of the Company; and

•	that Board Advisory and its employees who provide services to the Committee do not own any stock of the Company.

Role of Executives in Establishing Compensation

The CEO plays a significant role in the design and implementation of our compensation program for all executive officers other than himself. His role includes:

•	making recommendations on performance measures and goals for our incentive plans;

•	evaluating executive officer performance;

•	making recommendations regarding corporate titles, base salaries, annual and long-term incentive award opportunities and other employment terms for executive officers; and

•	providing background information for Committee meeting agenda items.

The CEO generally attends Committee meetings, but he is not present during executive sessions of the Committee at which his performance and compensation are discussed. Other members of management also attend meetings from time to time at the request of the Committee to provide reports and information on agenda topics.

Peer Comparisons

The Committee reviews a peer compensation assessment annually as a market check for the Company’s executive pay and performance. This assessment is performed using compensation data provided by Board Advisory. The peer group is intended to:

•	serve as a point of reference for defining the range of competitive pay practices, including the range of target total pay opportunities appropriate for First Commonwealth executive officers;

•	serve as a point of reference in understanding the relative expense burden associated with First Commonwealth executive officer pay;

•	help the Committee to assess pay-related talent risk by providing transparent pay data from those companies most likely to attract First Commonwealth’s executive officers; and

•	help the Committee to test the alignment of actual pay delivered relative to Company performance and calibrate future payouts.

The Committee uses two peer groups for its compensation assessment. The first is a national group consisting of all community banks with assets of $4 billion to $10 billion. The national peer group, which included 46 companies at the time of the Committee’s most recent assessment, is intended to provide stable information regarding competitive pay for First Commonwealth’s executive positions. The Committee then considers the local pay practices and performance of an 11-company group of banks having significant operations in or near First Commonwealth’s Pennsylvania market area, which we refer to as the “Pennsylvania peer group.” This peer group represents the banks that would most likely be an attractive source of talent and a realistic source of competition for current executive officers and aligns the Committee’s compensation philosophy with our strategic vision of becoming the top performing bank in Pennsylvania.

The Pennsylvania peer group consisted of the following companies:

Community Bank System	Northwest Bancshares, Inc.
FNB Corporation	S & T Bancorp Inc.
Fulton Financial Group	Susquehanna Bancshares
Metro Bancorp Inc.	Univest Corp.
N B T Bancorp Inc.	Wesbanco Inc.
National Penn Bancshares

Based upon a comparison of projected 2013 compensation for First Commonwealth executive officers with actual market data derived from 2012 Pennsylvania and national peer group pay disclosures, the Committee determined that executive officer salaries were competitive and reasonable. In 2013, based upon the recommendations of the CEO, the Committee reduced the target award percentages under the Annual Incentive Plan for the CEO and CFO and granted equal target share awards to all participants in the 2013-2015 LTIP. These changes were intended to reduce the cost of executive incentive plans as part of a companywide initiative to control expenses and to incent a broader group of executives with performance-based equity awards. These changes resulted in a lower target pay opportunity for the senior-most executive officers in 2013. Actual executive pay received in 2013 increased from 2012 as a result of partial payouts under the 2013 AIP, but the actual pay levels remain below the median of the Pennsylvania peer group, consistent with the Committee’s pay-for-performance philosophy.

In assessing the pay-for-performance relationship, the Committee considers the historic realizable pay provided by the Company to its CEO and other NEOs in relation to the Company’s performance. Realizable pay consists of actual base salary and annual cash incentives paid, the fair market value of full-value share grants and payouts (or shares earned) under long-term incentive plans for a specified performance period. The Committee believes this can be a more accurate reflection of the actual compensation delivered to the NEOs than the amounts reported in the Summary Compensation Table, which include a mix of actual pay and unearned long-term pay opportunities. The charts below shows the realizable pay of the Company’s CEO compared to the 11-company Pennsylvania peer group, relative to the Company’s ROE and relative to the Company’s total shareholder return (TSR) over the most recent three-year period, 2010 through 2012 (the most recent publicly-available compensation data as of the publication of this proxy statement). As this chart illustrates, the relatively low CEO pay realized through Company programs remained commensurate in comparative terms with Company performance over the same three-year time period.3

[3]

Company CEO realizable compensation was determined to be at the 20th percentile of the peer group on a normalized basis. In calculating the realizable compensation the January 2012 special restricted stock grant awarded to Mr. Price, then Interim CEO, as a financial incentive for retention over a four-year vesting period, was counted ratably over the four-year vesting period. Had the full value of the special award been included in the year of the award, the Company’s CEO realizable compensation would be at the 31st percentile.

Executive Compensation Philosophy and Strategy

Overall Objective

The Committee believes that the success of the Company in achieving its strategic objectives will depend in large part on the talent and leadership of its executives and the alignment of those executives with the interests of our investors. Accordingly, the Committee’s philosophy toward executive compensation can be summarized as follows:

•

Competitive Compensation.    We will provide compensation opportunities to executive officers that, in the aggregate, reflect the median practices of similarly-sized community banks nationwide and our Pennsylvania peer banks, adjusted for individual variance in skill and contribution.

•

Pay-for-Performance.    To earn competitive total pay levels, executive officers will be required to meet financial and operating objectives derived from internal business plan objectives as well as outperform their Pennsylvania peers.

•

Link Compensation to Talent and Accountability.    To attract, retain and develop superior talent, we assess the leadership skills and professional competence of executive officers as part of our overall assessment of individual performance. Executives are held individually accountable for providing leadership to the organization and achievement of individual internal financial and non-financial objectives, as well as identifying and developing successors. Results of this assessment serve as input to Committee deliberations over salary increases and incentive adjustments and as input to related management selection and employment discussions.

•

Promote Long-Term Share Ownership.    We use share ownership to support risk management efforts, balancing demands for short term results with long term consequences. All annual incentive awards in excess of target and all long term incentive awards are paid with restricted shares of Company stock, and all executives are expected to maintain a significant investment in the Company and meet share ownership and retention guidelines.

•

Provide Reasonable Income Security.    We provide change of control agreements to our executive officers consistent with industry standards and competitive requirements. These agreements are designed to foster stability and retain well-qualified executives by providing reasonable income protection upon termination of employment following a change of control. All agreements are “double trigger,” requiring both a change of control and the loss of employment, and no agreement provides for any gross-up of taxes.

Compensation Positioning and Mix

First Commonwealth generally targets its total compensation package (both individual components and in the aggregate) to be competitive with the market. While targets are set to provide competitive pay for meeting expected performance, actual pay levels (by component and in the aggregate) vary to reflect performance relative to goals and industry performance over both short- and long-term timeframes. In the aggregate, the objective of First Commonwealth’s total compensation program is to provide a balanced mix of fixed and variable (i.e., incentive/performance) and cash and equity compensation. The target mix of compensation will vary based on the executive’s role, and the actual mix will vary based on performance. For example, in a year when no annual incentive is paid, the percentage of total compensation paid in salary will increase.

The Committee generally targets incentive compensation to represent approximately 50% of the total compensation opportunity for the CEO and 33% to 39% of the total compensation opportunity of other NEOs. For 2013 only, incentive compensation represented a smaller component of the CEO’s target compensation opportunity due to two factors. First, each executive officer received an equal target share award under the 2013-2015 LTIP to promote equal ownership and accountability in the delivery of the company’s efficiency initiative. This reduced the CEO’s target share award for 2013. In addition, for 2013 only, the target AIP award for the CEO AIP was reduced from 50% to 40% to lower the cost of the AIP to the company.

Elements of Compensation

The compensation program for our NEOs consists of base salary, cash and equity-based incentive compensation and other benefits. Each of these elements of compensation is described below.

Base Salary.     We provide base salaries to compensate our NEOs for services performed during the year. Base salaries further our objectives of attracting and retaining executive talent and providing compensation that is competitive with our peers. Base salary directly affects the size of incentive plan awards, because we express incentive plan awards as a percentage of salary.

Base salaries for executive officers are determined by:

•	Evaluating the responsibilities of the position held and the experience of the individual; and

•	Considering the competitive marketplace for executive talent, primarily through a comparison to base salaries for comparable positions with companies in our Pennsylvania and national peer groups.

The Committee typically reviews base salaries annually as part of the performance review process as well as upon promotion or other change in job responsibility. Adjustments to base salaries, within a range of competitive practices, are determined primarily by:

•	The performance of the executive’s business unit or area or responsibility, based upon measures contained in business unit scorecards and the success of business unit operating initiatives; and

•

An evaluation of the executive’s personal development, which includes an assessment of his or her individual skills and attributes through a formal performance evaluation and progress on individual development objectives.

Incentive Compensation.    In order to align pay with corporate performance, the Committee seeks to appropriately balance fixed compensation with variable, or “at risk,” incentive compensation that is contingent on performance and the financial success of the organization.

The NEOs and certain other key executives participate in two incentive compensation plans:

•

an annual incentive plan, or AIP, which provides for the payment of annual cash awards (and to the extent the target goals are exceeded, time-based restricted stock) based on the attainment of annual corporate performance measures, and

•

a long-term incentive compensation plan, or LTIP, which provides performance-based equity compensation based on the attainment of corporate performance measures relative to the Company’s peers over a rolling three-year period.

Each plan includes performance goals with “threshold,” “target” and “superior” performance levels. The threshold level represents the minimum acceptable level of performance to earn an award under the particular performance goal. The target level of performance is generally aligned with our budget in the case of corporate performance goals under the AIP and performance that exceeds the peer median in the case of our LTIP. Superior performance reflects stretch targets in the case of corporate performance goals under the AIP and performance within the top quartile of our peer group in the case of our LTIP. The Committee has discretion to consider unusual factors and their resulting effect on our performance, i.e. significant merger and acquisition transactions, strategic decisions that have an adverse impact on near-term results such as conversion-related expenses, unusual investment gains or losses, corporate and balance sheet restructuring, significant asset sales and other items it deems appropriate in determining the extent of which we achieve our performance goals.

These plans are intended to align our executives’ financial interests with those of our investors. The combination of annual and long-term incentives is intended to balance our desire to improve financial results over the short term with the need to employ prudent and sustainable growth strategies.

Benefits

The executive officers participate in employee benefit programs available to all other eligible employees of First Commonwealth, including our 401(k) plan, Employee Stock Ownership Plan, and group medical, life and disability insurance. In addition, First Commonwealth maintains a Nonqualified Deferred Compensation Plan that is designed to restore benefits that are not available to them under our 401(k) plan as highly compensated employees, according to rules of the IRS. Under the terms of this Plan, each participant may contribute up to 25% of his/her compensation to the Plan in the form of a salary reduction. There are presently no employer matching contributions under this Plan.

Agreements with Executives

We provide employment and change of control agreements to certain executive officers to promote stability and continuity of executive officers and ensure their interests are aligned with shareholders. Terms of these agreements consider marketplace practices and First Commonwealth’s unique needs and are tailored to the individual executive with a focus on retention and recruitment. The change of control agreements contain a “double trigger,” providing benefits only upon an involuntary termination or constructive termination of the executive officer in connection with a change of control. The agreements do not provide for any tax gross-ups payments upon a change of control event. The Committee considers change of control agreements to be necessary in the current financial services industry legal, regulatory and economic environment. Details on employment agreements and change of control agreements are included under “Potential Payments Upon Termination or Change of Control” on page     .

Stock Ownership Guidelines

The Committee has established stock ownership and retention guidelines to encourage higher levels of stock ownership by our executive officers. These guidelines are summarized in the table below.

	Ownership Target (lesser of)
Position	Multiple of Salary	Or	Number of Shares
Chief Executive Officer	5X	Or	300,000
Chief Financial Officer / Bank President	3X	Or	140,000
Other Executive Officers	2X	Or	60,000
Other executives who participate in the Long-Term Incentive Plan	1X	Or	25,000

Executives are not required to purchase shares to reach these ownership guidelines. However, they are restricted from liquidating shares received as equity-based compensation (net of tax) until the guidelines are achieved, and are required to retain at least 50% of shares earned under equity-based compensation plans once the guidelines have been met. The Committee believes that these stock ownership guidelines, coupled with the use of equity-based compensation in our AIP and LTIP, will increase the level of executive stock ownership over time, which will further align the interests of our executives with shareholders.

Policy Regarding Derivatives, Short Sales and Hedging

First Commonwealth’s policy prohibits directors and executive officers from pledging shares on margin, trading in derivative securities of First Commonwealth’s common stock, engaging in short sales of First Commonwealth securities, or purchasing any other financial instruments that are designed to hedge or offset any decrease in the market value of First Commonwealth securities.

Executive Compensation Decisions in 2013

Base Salary

The Committee approved Ms. Grebenc’s base salary in connection with her employment as Executive Vice President and Chief Revenue Officer in June 2013. In January 2013, the Committee approved normal merit increases for Mr. Price and other NEOs. The table below compares the base salaries of the NEOs as of December 31, 2012 and 2013.

	2013 Base Salary	2012 Base Salary
T. Michael Price	$428,400	$420,000
Robert E. Rout	$376,435	$372,708
Jane Grebenc	$350,000	N/A
I. Robert Emmerich	$270,000	$260,000
Norman J. Montgomery	$257,500	$250,000

Annual Incentive Plan

The Committee approved AIP participation for the NEOs in January 2013. The 2013 AIP utilized corporate performance measures to maximize the alignment between executive incentive pay and corporate performance. The Committee retained earnings per share (“EPS”), return on average equity (“ROE”) and efficiency ratio as corporate performance measures due to their strong alignment with shareholder return. The Committee retained an individual performance component for those executive officers with risk management responsibilities (our Chief Credit Officer, Chief Risk Officer and Chief Audit Executive) with a weighting of 35%. The Committee eliminated the individual performance component for other executive officers.

The table below lists the performance goals for the 2013 AIP and their respective weightings and threshold, target and superior performance levels:

Performance Goal	Risk Management Participant Weighting	Other Participant Weighting	Threshold	Target	Superior
ROE	15%	25%	5.6%	6.0%	7.6%
EPS	35%	50%	$0.42	$0.46	$0.58
Efficiency Ratio	15%	25%	65.0%	63.7%	61.9%
Individual performance component	35%	0%	Varies	Varies	Varies

In 2013, after adjustments for unusual factors (conversion-related expenses), we earned $0.46 per share and had return on average equity of 6.11%, both slightly exceeding our target goals noted above. Our efficiency ratio of 65.69% did not achieve the threshold performance level. The Committee deemed it appropriate to adjust upward our net income by approximately $2.9 million ($0.03 per share) to exclude one-time costs arising from our information technology system conversion that is expected to be completed in 2014. The Committee determined that it was appropriate to exclude these costs because they resulted from a board decision to approve a strategic initiative implemented after the initial business plan was established and approved, that is expected to reduce future operating costs and improve efficiency. Budgeted conversion-related expenses for 2014 were included in the target performance goals for the 2014 AIP. In addition to our corporate goals, Mr. Emmerich achieved his individual goals at the superior performance level due to strong improvement in our asset quality and below budget provision for loan losses. As a result, the Committee approved a payout under the AIP to each of the NEOs. The amount earned by each named executive officer under the 2013 AIP is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Long-Term Incentive Plans

2011-2013 LTIP.    2013 represented the final year of the three-year performance cycle for the 2011-2013 LTIP. Under the 2011-2013 LTIP, participants had the opportunity to earn share awards based upon First Commonwealth’s ROE and total return to shareholders in relation to the Pennsylvania peer group during the performance period. The Committee determined that the company’s ROE fell short of the threshold performance level, while total return to shareholders of 34.9% over the performance period resulted in performance at the 38.5th percentile of the peer group. Based on this performance, the Committee determined that each participant earned 15.15% of the target share award.

2013-2015 LTIP.    In January 2013, the Committee approved LTIP awards to the NEOs based on performance over a three-year performance cycle from 2013 through 2015. The 2013-2015 LTIP follows the same basic structure as prior LTIP awards with two notable changes. First, awards for all participants under the 2013-2015 LTIP consist entirely of performance-based restricted stock units. Second, the target award for each participant (including the CEO) was set at 10,000 shares. This enabled the Company to extend the LTIP to a broader group of participants without increasing the cost the LTIP.

The number of performance-based shares which may be earned under the LTIP ranges from 40% of the target award for threshold performance to 200% of the target award for superior performance. Performance measures under the 2013-2015 LTIP are based on the Company’s financial performance in relation to the Pennsylvania peer group. To earn the target performance-based share award, the Company’s relative performance must rank at the 55th percentile of this peer group, whereas a threshold award requires performance to rank at the 35th percentile and a superior award requires performance to rank at the 75th percentile. The measures and weightings are as follows:

Measure	Weighting
ROE relative to peers[1]	70%
Three-year total return to shareholders relative to peers	30%

1	Based on Company ROE relative to peers for 2014 and 2015.

Agreements with Executives

Employment and Change of Control Agreements with Ms. Grebenc.     The Committee approved the terms of an Employment Agreement and Change of Control Agreement and a restricted stock award for Ms. Grebenc in connection with her acceptance of employment as our Executive Vice President and Chief Revenue Officer and President of First Commonwealth Bank. The Committee determined that the terms of these agreements were reasonable and customary for this position and necessary to attract and retain an executive of Ms. Grebenc’s caliber.

Retirement and Transition Services Agreement with Mr. Rout.     Mr. Rout advised the Company of his intention to retire during the first half of 2014. To ensure the continuity of Mr. Rout’s services pending a search for his successor and ensure a smooth transition, the Committee approved the terms of a Retirement and Transition Services Agreement with Mr. Rout. The Committee determined that the terms of this Agreement are reasonable and appropriate in consideration of Mr. Rout’s contributions to the company and services to be provided by Mr. Rout following his retirement.

Tax Treatment of Compensation

Section 162(m) of the Code limits the deductibility of the compensation in excess of one million dollars paid to the CEO, CFO and the three most highly compensated executive officers other than the CEO and CFO, unless such compensation qualifies as “performance-based compensation.” We intend for awards under our AIP and LTIP (other than awards of time-vested restricted stock) to meet the performance-based compensation exception to the annual one million dollar limitation. While we are cognizant of the tax deduction limitations applicable to our compensation program for NEOs, we may set compensation levels outside the deduction limitations if we deem the amount of compensation appropriate.

2013 Advisory Vote on Executive Compensation

Our shareholders approved, in an advisory vote, the compensation of our NEOs at our 2013 annual meeting of shareholders. The advisory vote received the support of approximately 96% of the votes cast (excluding abstentions and broker non-votes). While the Committee considered the results of this advisory vote to be favorable, it did not speculate as to the intent of the shareholders or otherwise consider the advisory vote when making decisions regarding the compensation of our NEOs.

Compensation Committee Report

The Compensation and Human Resources Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in the preceding pages of this proxy statement, and based on such review and discussions, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 as filed with the Securities and Exchange Commission.

Respectfully submitted,

Robert J. Ventura, Chairman

Julie A. Caponi

Ray T. Charley

Gary R. Claus

David W. Greenfield

Summary Compensation Table for 2013, 2012 and 2011

The table below shows compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)		Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
T. Michael Price President and Chief Executive Officer	2013 2012 2011	427,000 420,000 367,700	— — —		73,600 764,400 189,810	131,097 118,582 —	32,550 34,000 15,680	664,247 1,336,982 573,190

Robert E. Rout Executive Vice President and Chief Financial Officer	2013 2012 2011	375,814 372,708 367,200	— — 87,500		73,600 131,120 133,570	86,154 73,660 —	17,830 17,650 17,487	553,398 595,138 605,757

Jane Grebenc Executive Vice President and Chief Revenue Officer	2013	210,898	25,000	(5)	398,050	46,464	17,132	697,544

I. Robert Emmerich Executive Vice President and Chief Credit Officer	2013 2012 2011	268,333 260,000 250,000	— 20,000 —		73,600 71,520 226,740	69,536 49,647 —	22,430 21,400 17,930	433,899 422,567 494,670

Norman J. Montgomery Executive Vice President and Business Integration Grp. Mgr.	2013 2012	256,250 232,808	— —		73,600 59,600	48,834 39,198	16,775 15,712	395,459 347,318

(1)	Annual salary includes compensation deferred at the election of the named executive officer pursuant to First Commonwealth’s 401(k) plan and non-qualified deferred compensation plan.
(2)	Stock awards for 2013 consist of the following:

•

In the case of Ms. Grebenc, an equity inducement award of 45,000 shares of restricted stock granted on May 31, 2013 in connection with her employment as Executive Vice President and Chief Revenue Officer. These shares vest in three equal installments on each of the first three anniversaries of the grant date.

•

In the case of all NEOs, performance-based restricted stock unit awards (“RSUs”) granted under the Company’s 2013-2015 long-term incentive plan (“LTIP”). The RSUs vest only if the Company achieves certain performance goals and the officer continues his or her employment with the Company for one year following the end of the performance period (i.e., December 31, 2016).

All stock awards are reflected at their grant date fair value, as determined pursuant to Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). Assumptions used in the calculation of this amount are included in Note 23 to the Company’s audited financial statements for the fiscal year ended December 31, 2013, included in the Company’s Annual Report on Form 10-K. The amounts reflected for performance-based restricted stock units assume that we will achieve the required performance goals at target levels and that the officer will continue to be employed by us through December 31, 2016. The following table provides additional information regarding the performance-based RSUs granted during 2013. The target amounts have been included in the above table and are reflected below for comparative purposes:

Name	At Target ($)	At Superior ($)
T. Michael Price	73,600	147,200
Robert E. Rout	73,600	147,200
Jane Grebenc	73,600	147,200
I. Robert Emmerich	73,600	147,200
Norman J. Montgomery	73,600	147,200

(3)	Represents cash awards earned by the named executive officers under our 2013 Annual Incentive Plan (“AIP”).
(4)	The amounts shown under the heading “All Other Compensation” include, with respect to each named executive officer, (i) matching contributions made by First Commonwealth under First Commonwealth’s 401(k) plan, and (ii) dividends on unvested shares of restricted stock:

Name	Matching 401(k) Contributions ($)	Restricted Stock Dividends ($)
T. Michael Price	15,300	17,250
Robert E. Rout	15,300	2,530
Jane Grebenc	—	5,400
I. Robert Emmerich	15,300	7,130
Norman J. Montgomery	14,475	2,300

The amount shown for Ms. Grebenc also includes relocation expenses of $11,732.

(5)	The amount shown under the heading “Bonus” for Ms. Grebenc represents one-half of a signing bonus paid in connection with her employment as Executive Vice President and Chief Revenue Officer.

Grants of Plan-Based Awards for 2013

The following table shows information on plan-based awards to the named executive officers during 2013:

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stocks or Units (#)(3)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
T. Michael Price	1/28/2013	53,550	171,360	321,300	4,000	10,000	20,000	—	—
Robert E. Rout	1/28/2013	32,938	112,931	197,628	4,000	10,000	20,000	—	—
Jane Grebenc	5/31/2013	17,865	61,250	107,188	4,000	10,000	20,000	45,000	324,450
I. Robert Emmerich	1/28/2013	16,875	67,500	101,250	4,000	10,000	20,000	—	—
Norman J. Montgomery	1/28/2013	16,094	64,375	96,563	4,000	10,000	20,000	—	—

(1)	Amounts reflected under the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” column of the table above represent the award opportunities for named executive officers under our AIP for 2013 based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the AIP) levels of performance for all relevant performance goals. The 2013 AIP award for Ms. Grebenc was prorated at seven-twelfths (7/12) based upon the portion of the year during which she was employed. Awards under the 2013 AIP were payable in cash up to the amount of the target award and in shares of time-vested restricted stock for any amount in excess of the target award amount. The number of shares is determined by dividing such excess by the fair market value of our stock on December 31, 2013. Actual awards earned by each named executive officer under the 2013 AIP are reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. Refer to the discussion of “2013 Incentive Plans” under the Compensation Discussion and Analysis section of this proxy statement for additional information concerning the 2013 AIP.
(2)	The amounts reflected under the “Estimated Future Payouts Under Equity Incentive Plan Awards” column of the table above represent the number of shares of restricted stock that may be issued to our named executive officers under the 2013-2015 LTIP based upon the “threshold,” “target” and “maximum” (referred to as “superior” in the LTIP) levels of performance for all relevant performance goals. Performance-based awards deemed earned for the 2013-2015 performance period will be paid in time-vested restricted stock which will vest one year following the end of the performance period (i.e., December 31, 2016).
(3)	The amounts under the “All Other Stock Awards” reflect the number of shares of time-vested restricted stock awarded to Ms. Grebenc as an equity inducement award.

(4)	The amounts shown under “Grant Date Fair Value of Stock Awards” represents the grant date fair value of all performance-based and time-vested restricted stock awards granted in 2013, assuming performance at target levels, and the grant date fair value of the equity inducement award granted to Ms. Grebenc in 2013, in each case, as determined under ASC Topic 718.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table presents the number and market value of unvested stock awards held by the named executive officers as of December 31, 2013:

Name	Grant Date	Stock Awards
		Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(2)
T. Michael Price	1/28/2013 2/24/2012 1/1/2012	100,000	682,000	4,000 16,000 —	35,280 109,120 —
Robert E. Rout	1/28/2013 2/24/2012	11,000	75,020	4,000 4,400	35,280 30,008
Jane Grebenc	5/31/2013 5/31/2013	45,000	396,900	4,000	35,280
I. Robert Emmerich	1/28/2013 2/24/2012 4/1/2011	6,000 25,000	40,920 170,500	4,000 2,400	35,280 16,368
Norman J. Montgomery	1/28/2013 2/24/2012	10,000	68,200	4,000 —	35,280 —

(1)	Shares reflected in this column include shares of time-vested restricted stock issued to Messrs. Rout and Emmerich under the 2012-2014 LTIP and special awards of time-vested restricted stock issued to Ms. Grebenc in 2013, Messrs. Price and Montgomery in 2012, and Mr. Emmerich in 2011.
(2)	Market values are calculated using the closing market price of First Commonwealth’s stock on the NYSE on the last trading day of 2013 ($8.82 per share).
(3)	Shares reflected in this column represent the number of shares that would be issued to each named executive officer under our 2012-2014 LTIP and 2013-2015 LTIP assuming that the threshold level of performance is achieved for each plan.

Option Exercises and Stock Vested in 2013

None of the named executive officers exercised stock options during 2013. The following table presents information concerning shares of restricted stock held by named executive officers that vested during 2013:

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
T. Michael Price	25,000	170,500
Robert E. Rout	—	—
I. Robert Emmerich	—	—
Jane Grebenc	—	—
Norman J. Montgomery	—	—

(1)	Calculated by multiplying the number of shares acquired on vesting by market value of the shares on the vesting date using the closing market price of First Commonwealth’s stock on the NYSE on the vesting date.

(2)	Represents one-fourth of a restricted stock award that was granted to Mr. Price upon his appointment as Interim President and CEO on January 1, 2012.

Nonqualified Deferred Compensation in 2013

We maintain a non-qualified deferred compensation plan in which each named executive officer may contribute up to 25% of his or her base salary. Amounts held in the plan may be invested at the discretion of the executive in one or more eligible mutual funds. Plan assets are generally distributed in a lump sum following the later of the termination of the officer’s employment or the attainment of age 62. Amounts held in the plan are not subject to vesting or forfeiture. The following table presents executive and employer contributions, aggregate earnings, withdrawals and distributions and year-end balance for each of the named executive officers for 2013:

Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
T. Michael Price	33,600	—	23	—	243,747
Robert E. Rout	44,725	—	23,117	—	167,744
Jane Grebenc	—	—	—	—	—
I. Robert Emmerich	—	—	—	—	—
Norman J. Montgomery	15,000	—	3,135	—	29,314

(1)	Amounts contributed to the non-qualified deferred compensation plan are invested in third party investment vehicles, such as mutual funds and money-market accounts. These amounts are included in the Salary column of the Summary Compensation Table.
(2)	Earnings reflect the market return on plan investments and include interest, dividends and appreciation (or depreciation) in the net asset value of investments held in each named executive officer’s Non-Qualified Deferred Compensation Plan account.

Compensation Policies and Practices Relating to Risk Management

As a financial services institution, our objective is to effectively understand and manage our risk exposures and to ensure we are compensated appropriately for the risks that we take. Incentive plans play an important role in our success by providing specific rewards for achievement of goals, while balancing the risks we undertake with asset quality and safety and soundness considerations. We follow the following compensation policies and practices to ensure that we achieve this balance:

•	All of our incentive plans have explicit provisions that allow First Commonwealth to recoup any amounts paid to an employee as a result of erroneous or intentionally misrepresented data.

•

Our corporate banking incentive plans provide the Company with the right to recover any payments made to an employee in respect of loans that are downgraded to non-accrual status or charged off within 24 months after origination.

•

Our corporate banking incentive plans have explicit credit quality disqualifiers, which can reduce or eliminate an incentive otherwise earned if the employee fails to follow established portfolio management requirements.

•

All sales and service incentives, including all incentives relating to the sale of loan and line-of-credit products, are capped at a performance level reflecting strong but achievable results, at total earnings levels that are within a range of competitive pay levels.

•	All sales and service incentive plans are reviewed annually and must be approved by a panel of executive officers.

•	All incentives are monitored by our Human Resources department for compliance with documentation, risk profile and credit quality requirements.

In addition, management performs an annual assessment of First Commonwealth’s incentive plans in order to determine the extent to which the incentives could potentially encourage excessive risk taking by our employees or otherwise expose the organization to risks that could destroy shareholder value or jeopardize the safety and soundness of First Commonwealth Bank. This assessment is reviewed by the Risk Committee and Compensation and Human Resources Committee of the Board of Directors. In 2013, the assessment was conducted by our Chief Risk Officer and our Compensation and HRIS Manager. These officers reviewed incentive designs, performance metrics, and resulting performance/payout relationships for positions where incentives for individual behavior could potentially create an incentive for excessive risk taking, as well as mitigating controls in the design and administration of incentive plans. The assessment concluded that our compensation policies do not encourage excessive and unnecessary risk-taking and that the level of risk that they do encourage is not reasonably likely to have a material adverse effect on the Company.

Potential Payments Upon Termination or Change of Control

Overview

First Commonwealth has entered into agreements with certain executive officers and key employees, including each named executive officer, which provide for the payment of severance and benefits in the event of a qualifying termination of employment following a change of control. In addition, Mr. Price, Mr. Rout and Ms. Grebenc are parties to employment agreements that entitle those officers to receive severance payments and benefits if their employment is terminated under certain circumstances. These agreements are summarized below. Except as provided in these agreements, First Commonwealth has not agreed to pay severance or provide benefits to any of the named executive officers following the termination of his employment.

Change of Control Agreements

We have entered into a Change of Control Agreement with each of the Named Executive Officers which entitle the executive to receive severance payments in equal monthly installments over a specified period following the termination of his or her employment if the executive is terminated without “cause” (as defined below) or terminates his employment for “good reason” (as defined below) within a specified period following the occurrence of a “change of control” (as defined below) of First Commonwealth, each of which is referred to in the Change of Control Agreements as a “qualifying termination.”

As used in the Change of Control Agreements: (A) “cause” includes (i) the conviction of a felony which results or is intended to result in a loss to the Company or its clients, employees, directors or officers; (ii) the failure to perform the executive’s duties with the degree of skill and care reasonably expected of a professional of his experience and stature after notice and an opportunity to cure; (iii) acts of dishonesty which result in material damage to the business or reputation of the Company; or (iv) a violation of the terms of the Change of Control Agreement or any Company policy or procedure which is deliberate and results or is intended to result in material damage to the business or reputation of the Company; (B) “good reason” includes (i) the diminution of or assignment of duties which are inconsistent with the position, authority, duties or responsibilities of the executive prior to the change of control; (ii) changing the location of the executive’s employment by more than fifty miles or substantially increasing the executive’s travel obligations; or (iii) reduction of the executive’s base salary or discontinuance of any benefit, welfare or compensation plan or material fringe benefit for the executive; and (C) “change of control” means (i) the acquisition by any person of beneficial ownership of 50% or more of the outstanding shares of our stock; (ii) a change in the composition of the majority of our Board of Directors (except for nominees who are approved by a majority vote of the incumbent Board); or (iii) a merger, reorganization, consolidation, sale or similar transaction in which the persons who owned our outstanding shares prior to the transaction do not beneficially own at least 50% of the outstanding shares of the resulting entity. However, the placement of the Company into receivership by the FDIC, the sale of the Company in an FDIC-assisted transaction or a change in the composition of our Board of Directors at the direction of an agency having supervisory authority over us will not constitute a “change of control” for purposes of the Change of Control Agreements.

The monthly severance payment is calculated as one-twelfth (1/12) of the sum of the following:

•	the executive’s annual base salary immediately prior to the change of control;

•	the average of the aggregate amount of all bonuses paid to the executive during the thirty-six months prior to the change of control;

•

the aggregate amount of all contributions by First Commonwealth for the account of the executive under First Commonwealth’s 401(k) plan and ESOP during the twelve months prior to the change of control; and

•

the aggregate amount of all contributions by the executive and First Commonwealth to his or her Non-Qualified Deferred Compensation Plan account during the twelve-months prior to the change of control.

In addition to severance payments, the former executive and his or her family will continue to receive, at the employer’s expense, the same level of medical benefits for eighteen (18) months following the occurrence of a qualifying termination.

If the payments and benefits to which the executive is entitled under his Change of Control Agreement, either alone or together with any other payments or benefits that he or she is entitled to receive from First Commonwealth, would constitute a “parachute payment” for purposes of section 280G of the Internal Revenue Code, the payments and benefits will be reduced by the minimum amount necessary to result in no portion of the payments and benefits being non-deductible by First Commonwealth and subject to the excise taxes imposed under the Internal Revenue Code for parachute payments.

The following table sets forth the payments and the value of benefits that each such person would have been entitled to receive if a qualifying termination had occurred following a change of control on December 31, 2013:

Name	Severance Period	Aggregate Severance Payments ($)	Value of Health Benefits ($)(1)
T. Michael Price	24 months	966,454	23,720
Robert E. Rout	24 months	890,910	20,598
Jane Grebenc	24 months	750,000	23,720
I. Robert Emmerich	24 months	663,698	—
Norman J. Montgomery	12 months	285,041	15,060

(1)	Calculated using actual premium costs for 2014 and estimated premium costs for 2015 based on a 15% projected annual increase in premiums.

Employment Agreement with Mr. Price

We entered into an employment agreement with Mr. Price in November 2007 when he joined First Commonwealth as President of First Commonwealth Bank, and we entered into an amended and restated employment agreement with Mr. Price when he assumed the position of Interim President and Chief Executive Officer effective January 1, 2012. Under the terms of his employment agreement, as amended and restated, Mr. Price is employed for a term of one year ending December 31, 2012, at which time Mr. Price’s employment will be automatically renewed for successive one-year periods unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term.

If First Commonwealth terminates Mr. Price’s employment other than for “cause” (as defined below) during the term of the agreement or Mr. Price resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Mr. Price severance in an amount equal to one year’s base salary, subject to the execution of an agreed form of separation agreement and general release by Mr. Price. As used in

Mr. Price’s employment agreement: (A) “cause” includes (i) the failure by Mr. Price to comply with any material provision of his employment agreement; (ii) the refusal by Mr. Price to comply with any lawful, written directive from the Board of Directors; (iii) Mr. Price’s failure to perform his duties with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Mr. Price or the conviction of Mr. Price of a crime which, in the judgment of the Board of Directors, renders his continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Mr. Price’s title, position or responsibilities; (ii) any reduction in Mr. Price’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Mr. Price to a position which requires him to relocate permanently to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Mr. Price of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the President and Chief Executive Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Mr. Price’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Mr. Price, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Mr. Price’s COBRA premiums for 12 months following his separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Mr. Price’s employment, including: (i) a non-competition covenant which prohibits Mr. Price from serving in certain capacities with competitive businesses for a period of one year following the termination of his employment; (ii) a provision prohibiting Mr. Price from soliciting or hiring our employees for one year following the termination of his employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Mr. Price’s employment.

If we had terminated Mr. Price’s employment without cause on December 31, 2013, or if Mr. Price had terminated his employment with us for good reason on that date, he would have been entitled to severance payments totaling $420,000 and COBRA premiums having an aggregate value of $15,060.

Employment Agreement with Mr. Rout

We entered into an employment agreement with Mr. Rout when he assumed the position of Executive Vice President and CFO in February 2010. Under the terms of his employment agreement, Mr. Rout is employed for an initial term of three years. At the end of his initial term, Mr. Rout’s employment will automatically renew for successive one-year periods unless terminated by either party upon notice given at least 60 days prior to the end of the term.

If First Commonwealth terminates Mr. Rout’s employment other than for “cause” (as defined below) or Mr. Rout resigns for “good reason” (as defined below), then First Commonwealth must pay Mr. Rout a lump sum severance payment equal to the product of (x) one-twelfth of the sum of (i) Mr. Rout’s base salary immediately prior to the termination of his employment and (ii) the aggregate amount of all bonuses paid to Mr. Rout during the twelve-month period preceding his termination, multiplied by (y) the number of months remaining in the initial term or then current renewal term, as the case may be, subject to the execution of an agreed form of separation agreement and general release by Mr. Rout. First Commonwealth will also offer continuation coverage to Mr. Rout, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA including Mr. Rout’s payment of the applicable COBRA premiums.

As used in Mr. Rout’s Employment Agreement: (A) “cause” includes (i) the failure by Mr. Rout to comply with any material provision of his employment agreement; (ii) Mr. Rout’s refusal to comply with any lawful, written directive from the Board of Directors or the Chief Executive Officer of the Company); (iii) the failure by Mr. Rout to perform his duties with the degree of skill and care reasonably to be expected of a professional of his experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) Mr. Rout’s dishonesty or fraud or conviction of a crime which, in the judgment of the Board of Directors, renders his continued employment by the Company materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction of Mr. Rout’s title, position or responsibilities; (ii) any reduction of Mr. Rout’s base salary or a material reduction of benefits (unless the reduction of base salary or benefits applies equally to all named executive officers of the Company and any reduction in base salary is not in excess of 10%); (iii) the assignment of Mr. Rout to a position which requires him to relocate for a period in excess of six months to a site more than fifty (50) miles outside of Indiana, Pennsylvania; or (iv) the assignment to Mr. Rout of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of Chief Financial Officer.

The employment agreement contains certain covenants which protect the Company during and following the termination of Mr. Rout’s employment, including: (i) a non-competition covenant which prohibits Mr. Rout from serving in certain capacities with competitive businesses for a period of one year, if his employment terminates for cause or without good reason, or for the remaining term of the employment agreement in all other cases; (ii) a provision prohibiting Mr. Rout from soliciting or hiring our employees for one year following the termination of his employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Mr. Rout’s employment.

If we had terminated Mr. Rout’s employment without cause on December 31, 2013, or if Mr. Rout had terminated his employment with us for good reason on that date, he would have been entitled to receive a lump sum payment of $46,981. Mr. Rout has notified us that he intends to retire on or around March 31, 2014. The term of his employment agreement expired on February 8, 2014.

Employment Agreement with Ms. Grebenc

We entered into an employment agreement with Ms. Grebenc in May 2013 when she joined First Commonwealth as Executive Vice President and Chief Revenue Officer and President of First Commonwealth Bank. Under the terms of her employment agreement Ms. Grebenc is employed for an initial term of two years ending May 31, 2015, at which time Ms. Grebenc’s employment will be automatically renewed for successive one-year periods unless the agreement is terminated by either party upon notice given at least 60 days prior to the end of the current term.

If First Commonwealth terminates Ms. Grebenc’s employment other than for “cause” (as defined below) during the term of the agreement or Ms. Grebenc resigns for “good reason” (as defined below) during the term of the agreement, then First Commonwealth will pay Ms. Grebenc severance in an amount equal to the product of (x) one-twelfth (1/12) of her base salary multiplied by (y) the greater of (i) twelve months or (ii) the number of months remaining in the term of her employment agreement, subject to the execution of an agreed form of separation agreement and general release by Ms. Grebenc. As used in Ms. Grebenc’s employment agreement: (A) “cause” includes (i) the failure by Ms. Grebenc to comply with any material provision of her employment agreement; (ii) the refusal by Ms. Grebenc to comply with any lawful, written directive from the Board of Directors; (iii) Ms. Grebenc’s failure to perform her duties with the degree of skill and care reasonably to be expected of a professional of her experience and stature after notice and a reasonable opportunity to cure (unless the failure to perform is incapable of being cured); or (iv) any act of dishonesty, fraud or moral turpitude by Ms. Grebenc or the conviction of Ms. Grebenc of a crime which, in the judgment of the Board of Directors, renders her continued employment materially damaging or detrimental to the Company; and (B) “good reason” includes (i) a substantial reduction in Ms. Grebenc’s title, position or responsibilities; (ii) any reduction in Ms. Grebenc’s base salary or a material reduction of benefits (unless such reduction of benefits applies equally to all similarly situated employees of the Company); (iii) the assignment of Ms. Grebenc to a position which requires her to relocate permanently to a site more than fifty (50) miles outside of Pittsburgh, Pennsylvania; or

(iv) the assignment to Ms. Grebenc of any duties or responsibilities (other than due to a promotion) which are materially inconsistent with the position of the Executive Vice President and Chief Revenue Officer.

The severance amount is payable in equal periodic installments in accordance with the Company’s normal payroll schedule, provided that any installments that would otherwise be payable within six months following Ms. Grebenc’s separation from service will be paid on the day following the six-month anniversary of the separation from service. First Commonwealth will also offer continuation coverage to Ms. Grebenc, as required by COBRA, under First Commonwealth’s group health plan on the terms and conditions mandated by COBRA and will pay the cost of Ms. Grebenc’s COBRA premiums for 12 months following her separation from service.

The employment agreement contains certain covenants which protect the Company during and following the termination of Ms. Grebenc’s employment, including: (i) a non-competition covenant which prohibits Ms. Grebenc from serving in certain capacities with competitive businesses for a period of one year following the termination of her employment; (ii) a provision prohibiting Ms. Grebenc from soliciting or hiring our employees for one year following the termination of her employment; and (iii) customary provisions protecting the confidentiality of Company information and requiring the return of documents and information upon the termination of Ms. Grebenc’s employment.

If we had terminated Ms. Grebenc’s employment without cause on December 31, 2013, or if Ms. Grebenc had terminated her employment with us for good reason on that date, she would have been entitled to severance payments totaling $495,834 and COBRA premiums having an aggregate value of $15,060.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires First Commonwealth’s directors and executive officers, and persons who own more than 10% of a registered class of First Commonwealth’s equity securities, to file with the SEC an initial report of ownership and reports of changes in ownership of our common stock and other equity securities of First Commonwealth. Executive officers, directors and greater than 10% shareholders are required by SEC regulations to furnish First Commonwealth with copies of all Section 16(a) forms they file. Based solely on First Commonwealth’s review of the copies of forms received by it, and written and oral representations from its directors, executive officers and greater than 10% shareholders, First Commonwealth is not aware of any late filings or failures to file Section 16(a) forms during 2013.

RELATED PARTY TRANSACTIONS

Any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships between First Commonwealth or any of its subsidiaries and any of First Commonwealth’s executive officers, directors or nominees for election as a director, any person owning more than 5% of First Commonwealth’s common stock or any immediate family member of any of the foregoing persons is considered a “related party transaction” and must be approved or ratified by the Governance Committee in accordance with a written policy adopted by First Commonwealth’s Board of Directors. This policy requires the Governance Committee to review the material facts of any related party transaction and either approve or disapprove the transaction after considering, among other factors it deems appropriate, whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related party’s interest in the transaction. Any director who has an interest in the transaction may not participate in any discussion or approval of the transaction except for the purpose of providing material facts concerning the transaction.

The policy does not apply to the following categories of transactions:

•	transactions that are available to all employees or customers of First Commonwealth generally;

•	transactions involving less than $120,000 when aggregated with all similar transactions; and

•

loans made by First Commonwealth Bank (or any other banking subsidiary of First Commonwealth) in the ordinary course of business, made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the lender, and not involving more than the normal risk of collectibility or presenting other unfavorable features.

In addition, certain categories of transactions have been pre-approved under the terms of the policy, including:

•

compensation paid to executive officers of First Commonwealth if either (i) the compensation is required to be reported in First Commonwealth’s proxy statement under the rules of the SEC or (ii) the executive officer is not an immediate family member of another executive officer or director of First Commonwealth and the compensation would be reported in First Commonwealth’s proxy statement if the executive officer was a “named executive officer” (as defined above under “Executive Compensation”) and such compensation has been approved by the Compensation and Human Resources Committee;

•	compensation paid to directors that is required to be reported in First Commonwealth’s proxy statement; and

•	transactions in which all shareholders benefit proportionately (such as the payment of dividends).

First Commonwealth Bank is a party to a lease agreement with SML Limited Partnership, a real estate holding company of which director Luke A. Latimer is a general partner and owns a 34% interest, for the construction and operation of a branch in New Alexandria, PA. The lease has an initial term of 15 years with three optional renewal terms of five years each. First Commonwealth Bank paid $80,059 under the terms of the lease during 2013. The aggregate rent payable from January 1, 2014 through the expiration of the initial 15-year term is $744,000.

In 2013, certain of our directors and executive officers were customers of, and had banking transactions with, various subsidiaries of First Commonwealth Financial Corporation, including our subsidiary bank First Commonwealth Bank. All relationships between any director or executive officer and First Commonwealth or any of its subsidiaries are conducted in the ordinary course of business. All loans and loan commitments were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not affiliated with us, and did not involve more than the normal risk of collectability nor did they present other unfavorable features. We determined that these loans and loan commitments were performing in accordance with their contractual terms.

REQUIREMENTS FOR DIRECTOR NOMINATIONS AND SHAREHOLDER PROPOSALS

Director Nominations, Proposals for Action, and Other Business Brought Before the annual meeting

Shareholders may make nominations for the election of directors and other proposals for action at an annual meeting. Under our By-Laws, nominations or other business may be brought before the meeting:

•	Pursuant to our notice of the meeting.

•	By, or at the direction of, a majority of our Board of Directors.

•	By a shareholder who:

•	is a shareholder of record at the time of giving of the notice required by our By-Laws and will be such at the time of the annual meeting; and

•	is entitled to vote at the meeting; and

•	complies with the notice and other procedures set forth in our By-Laws as to such business or nomination.

The By-Law procedures described above are the exclusive means for a shareholder to make nominations or submit other business before the meeting, other than matters properly brought under Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and included in our notice of meeting.

If you would like to include a proposal in our notice of the annual meeting and proxy materials under Rule 14a-8, please see the requirements under “Proxy Proposals Brought Under Rule 14a-8” below.

If you do not want to make a nomination of a director for consideration at our annual meeting, but would like to submit the name of a director candidate to our Board for its consideration, please see “Recommendations of Director Candidates from Shareholders” below. If you follow the process discussed in that section, our Governance Committee will consider your candidate.

Please direct any questions about the requirements or notices in this section to our Corporate Secretary at 601 Philadelphia Street, Indiana, PA 15701.

By-Law Requirements for Nominations or Other Business.

If you are a shareholder who would like to nominate candidates for election as directors, or bring other proposals for action at the 2015 Annual Meeting of Shareholders, our By-Laws require that you deliver a notice to the Secretary at our principal executive offices.

To be timely, the notice must be delivered not earlier than the close of business on the 150th day and not later than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (for the 2015 Annual Meeting of Shareholders, this would mean that timely notice would be delivered between November 23, 2014 and December 23, 2014).

If the date of next year’s annual meeting is more than 30 days before, or 60 days after, April 22, 2015, timely notice must be delivered not earlier than (1) the close of business on the 120th day prior to the date of the 2014 Annual Meeting of Shareholders and not later than (2) the close of business on the later of the 90th day prior to the date of the 2015 Annual Meeting of Shareholders or, if the first public announcement of the date of the 2015 Annual Meeting is less than 100 days prior to the date of the meeting, the 10th day following the day on which we make a public announcement of the meeting date.

All notices of nominations for director or other proposals for action must contain, on behalf of the shareholder and beneficial owner, if any, on whose behalf the nomination or proposal is being made, the following information, which is summarized from, and should be read in conjunction with, our By-Laws:

•	The name and address of the shareholder, any beneficial owner, and any affiliates or associates.

•	The number of shares of First Commonwealth stock which are, directly or indirectly, owned beneficially and of record by the shareholder, beneficial owner, affiliates or associates.

•

Disclosure of any indirect, derivative, convertible or other right related to any class or series of shares of First Commonwealth, or any stock borrowings, dividend rights, or proxy or other voting arrangements.

•

Disclosure of any information relating to such shareholder and beneficial owner, if any, that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder.

In addition to the information listed above, the following additional information is required for notices of nominations for director:

•

All information relating to such person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14 of the Securities Exchange Act and the rules and regulations promulgated thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

•	A description of all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, and any other material relationships.

•	A completed and signed questionnaire, representation and agreement as required under our By-Laws.

•

Such other information as may reasonably be required by First Commonwealth to determine the eligibility of such proposed nominee to serve as an independent director of First Commonwealth or that could be material to a reasonable shareholder’s understanding of the independence, or lack thereof, of such nominee.

A notice for a proposal for action other than a nomination for director must include the following information, in addition to the information applicable to all notices as described above:

•

A brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of such shareholder and beneficial owner, if any, in such business.

•	The text of the proposal or business (including the text of any resolutions proposed for consideration).

•

A description of all agreements, arrangements and understandings between such shareholder and beneficial owner, if any, and any other person or persons (including their names) in connection with the proposal of such business by such shareholder.

The proxies we appoint for the 2015 Annual Meeting of Shareholders may exercise their discretionary authority to vote on any shareholder proposal timely received and presented at the meeting. Our proxy statement must advise shareholders of the proposal and how our proxies intend to vote. A shareholder may mail a separate proxy statement to our shareholders, and satisfy certain other requirements, to remove discretionary voting authority from our proxies.

The Chairman of the meeting has the power and duty to determine whether a nomination or any business proposed to be brought before the annual meeting was made or proposed in accordance with our By-Laws, and to declare that a defective proposal or nomination be disregarded.

Proxy Proposals Brought Under Rule 14a-8.

If you are a shareholder who would like us to include your proposal in our notice of annual meeting and related proxy materials, you must follow SEC Rule 14a-8. In submitting your proposal, our Corporate Secretary must receive your proposal, in writing, at our principal executive offices, no later than November 23, 2014. If you do not follow these procedures, we will not consider your proposal for inclusion in next year’s proxy statement.

Recommendations of Director Candidates From Shareholders

If a shareholder recommends a candidate for director in good faith, our Governance Committee will consider it. If you are a shareholder, the Governance Committee will consider your candidate if you follow these procedures. Your recommendation must be in writing and be submitted no later than December 23, 2014.

You must submit your recommendation to the Secretary at our principal executive offices. Your written recommendation must include the following information:

•	The proposed nominee’s name and address.

•

A description of all arrangements or understandings between you, the proposed nominee and any other person or persons regarding the proposed nomination of the director. You must also name such other persons.

•

Any commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other relationships involving the proposed nominee and us or our subsidiaries that may be relevant in determining whether your proposed nominee is independent of our management and eligible to serve on the Board’s Audit, Governance and Compensation and Human Resources Committees, under SEC and NYSE rules, and for the Compensation and Human Resources Committee, under Section 162(m) of the Internal Revenue Code.

•	The educational, professional and employment-related background and experience of your proposed nominee.

•	Any other facts and circumstances that may be relevant in determining whether your proposed nominee is an “audit committee financial expert” under SEC rules.

•	Such other information regarding the proposed nominee as would be required to be included in our proxy materials if the proposed nominee is nominated by our Board.

•	The written consent of the proposed nominee to serve as a director of First Commonwealth Financial Corporation, if elected.

Under current practices, the Governance Committee does not evaluate candidates recommended by a shareholder any differently than candidates recommended by the Governance Committee.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies. We and some brokers who household proxy materials, may deliver a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, PA 15701, or by calling our transfer agent, Computershare Shareowner Services LLC, at 1-866-203-5173.

ANNUAL REPORT ON FORM 10-K

A shareholder may obtain a paper copy of this proxy statement, the 2013 Annual Report or any other filing with the SEC without charge by writing to Investor Relations, First Commonwealth Financial Corporation, 654 Philadelphia Street, Indiana, Pennsylvania 15701. Copies of all Company filings with the SEC are available on our website at www.fcbanking.com by following the links to “Investor Relations” and “SEC Filings.”

ACCESSING PROXY MATERIALS

The SEC allows us to deliver proxy materials to shareholders over the Internet. We believe that this offers a convenient way for shareholders to review our information. It also reduces printing expenses and lessens the environmental impact of paper copies. We provided access to our proxy materials beginning on March 12, 2014. On that day, we mailed the Notice of Availability of Proxy Materials and made our proxy materials available on the Internet.

Any shareholder may access our proxy materials electronically. Upon request, we will continue to provide paper copies of proxy materials to shareholders for the current meeting or for future meetings.

If you hold our shares in street name, we generally cannot mail our materials to you directly. Your broker or bank must provide you with the Notice of Availability of Proxy Materials or the proxy statement and proxy card, and must also explain the voting process to you.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 22, 2014: This Notice of Annual Meeting and Proxy Statement and the 2013 Annual Report are available at: www.envisionreports.com/FCF

First Commonwealth Financial Corporation

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on April 22, 2014

Vote by Internet

Go to www.envisionreports.com/fcf

Or scan the QR code with your smartphone

Follow the steps outlined on the secure website

Vote by telephone

Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone

Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in X this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors: 01—James G. Barone 06—Johnston A. Glass 11—T. Michael Price

02—Julie A. Caponi 07—Jon L. Gorney 12—Laurie Stern Singer +

03—Ray T. Charley 08—David W. Greenfield 13—Robert J. Ventura

04—Gary R. Claus 09—Luke A. Latimer

05—David S. Dahlmann 10—James W. Newill

Mark here to vote Mark here to WITHHOLD For All EXCEPT—To withhold authority to vote for any

FOR all nominees vote from all nominees nominee(s), write the name(s) of such nominee(s) below.

For Against Abstain For Against Abstain

2. To ratify the selection of KPMG LLP as the company’s 3. Advisory vote to approve named executive independent registered public accounting firm for 2014. officer compensation.

B Non-Voting Items

Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign as name appears hereon. Joint owners should sign. When signing as attorney, executor, administrator, corporate officer, trustee, custodian or guardian, please give full title as such. If a corporation or other legal entity, please sign in full corporate or entity name by President or other authorized capacity.

Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.

IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q

Proxy — FIRST COMMONWEALTH FINANCIAL CORPORATION

ANNUAL MEETING OF SHAREHOLDERS — APRIL 22, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Douglas Brown and Natalie M. Felix, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of First Commonwealth Financial Corporation Common Stock which the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Shareholders of the company to be held April 22, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREBY BY THE UNDERSIGNED SHAREHOLDER. IF THIS PROXY IS SIGNED, BUT NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATION OF FIRST COMMONWEALTH FINANCIAL CORPORATION’S BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)